Exhibit 99.1

Consolidated Financial Statements

Independent Auditors’ Report

To the Shareholders of

Faster S.p.A.

Report on the financial statements

We have audited the accompanying consolidated financial statements of Faster S.p.A. and its subsidiaries (the "Company"), which comprise the consolidated statements of financial position as of December 31, 2017 and 2016, and the related consolidated statements of comprehensive income, shareholders' equity, and cash flows for each of the years ended December 31, 2017, 2016 and 2015, and the related notes to the consolidated financial statements.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Faster S.p.A. and its subsidiaries as of December 31, 2017 and 2016, and the results of their operations and their cash flows for the years ended December 31, 2017, 2016 and 2015 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

DELOITTE & TOUCHE S.p.A.

Andrea Restelli

Partner

Bergamo, Italy

June 19, 2018

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statement of comprehensive income for the year ended 31 December (Euro)

CONTINUING OPERATIONS	2015	2016	2017	Note

Revenue	89,428,708	90,644,712	106,915,214	1
Cost of goods sold – materials and processes	48,803,766	47,187,953	56,041,779	2
Cost of goods sold – depreciation, amortisation & writedowns	9,103,850	9,174,245	9,190,507	3
Gross margin	31,521,092	34,282,514	41,682,928
Distribution costs	6,019,799	6,372,863	7,663,664	4
Selling costs	4,760,995	5,720,708	5,471,477	5
Administrative and staff costs	6,220,364	6,094,122	8,383,357	6
Research & development costs	1,362,786	1,447,801	1,671,064	7
Other operating income (-) and expenses (+)	(628,775)	(246,484)	(121,454)	8
EBIT	13,785,923	14,893,504	18,614,820
- Financial income	(25,788)	(11,629)	(12,707)	9
+ Financial expenses	5,472,202	5,424,956	5,080,486	10
Other financial income (-) and expenses (+)	2,112,733	(138,811)	(2,419,379)	11
EBT	6,226,776	9,618,988	15,966,420
Taxation	1,860,196	1,709,481	4,958,469	12
Net profit from continuing operations	4,366,580	7,909,507	11,007,951
Net profit for the year	4,366,580	7,909,507	11,007,951
OTHER COMPREHENSIVE INCOME FOR THE YEAR (net of income tax)
A) Items that may be recycled through P&L in future periods
Exchange difference from translation of foreign operations	471,895	(18,338)	(627,199)	13
A) Items that will not be recycled through P&L in future periods
Actuarial gains and (losses)	71,349	(24,418)	19,084	13
Deferred taxes	(19,621)	5,860	(4,580)	13
Subtotal other comprehensive income for the year, net of tax	523,623	(36,896)	(612,695)
Total Comprehensive income for the year	4,890,203	7,872,611	10,395,256

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated statement of financial position as of 31 December (Euro)

Assets	2016	2017	Note
Property, plant and equipment	8,643,843	9,590,980	14
Goodwill	119,559,236	119,559,236	15
Trademarks	28,919,960	25,188,352	16
Other intangible assets	38,210,505	36,049,320	17
Other financial assets	538,336	708,718	18
Deferred tax assets	3,900,635	3,650,730	12
Non-current assets	199,772,515	194,747,336
Inventory	25,747,865	24,831,878	19
Trade receivables	14,179,187	18,603,175	20/32
Financial instruments and other financial assets	6,864	1,354,103	21/32
Tax receivables	1,176,454	1,902,185	12
Other assets	402,919	404,858	22
Cash and cash equivalents	8,732,695	18,943,308	23
Current assets	50,245,984	66,039,507
Total Assets	250,018,499	260,786,843

Liabilities and Shareholders’ Equity	2016	2017
Share capital	9,189,405	9,189,405	24
Reserve	111,953,454	119,250,233	24
Net profit for the year	7,909,507	11,007,951	24
Shareholders’ equity	129,052,366	139,447,589
Bank borrowing and debt towards other lenders	76,742,439	67,728,187	25/32
Payables to leasing companies	1,594,967	1,518,762	26/32
Financial instruments and other financial liabilities	43,966	-	27/32
Employee benefits	1,080,172	1,074,601	28
Deferred tax liabilities	18,485,371	17,190,381	12
Non-current liabilities	97,946,915	87,511,931
Bank borrowing and debt towards other lenders	5,728,142	5,270,568	25/32
Payables to leasing companies	797,418	988,407	26/32
Financial instruments and other financial liabilities	861,259	-	27/32
Tax payables	980,362	2,684,997	12
Provisions	422,400	342,806	29
Other liabilities	4,057,993	6,594,730	30
Trade payables	10,171,644	17,945,815	31
Current liabilities	23,019,218	33,827,323
Total Liabilities and Shareholders’ Equity	250,018,499	260,786,843

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Cash Flow Statement for the year ended 31 December (Euro)

	2015	2016	2017
CURRENT OPERATING ACTIVITIES

Net profit for the year	4,366,580	7,909,507	11,007,951

Taxes recorded in the income statement	1,860,196	1,709,481	4,958,469
Net financial expenses recorded in the income statement	5,446,414	4,619,439	2,626,294
Change in fair value of derivatives	748,132	408,958	14,790
Writedown of inventory	833,590	(468,623)	62,166
Allocation /Utilization of provisions	(348,686)	(230,094)	(39,594)
Allocations to provisions for doubtful accounts	(277,463)	82,541	13,994
Exchange gains/losses	3,281,407	1,334,141	(739,887)
Gains/Losses on disposals	(14,266)	(8,374)	(83,051)
Expenses for operations with share based payments on cash basis	57,423	113,817	1,641,926
Amortization / Write-offs / impairment intangible assets	6,244,136	6,310,700	6,259,752
Depreciation / Write-offs / impairment tangible assets	2,859,714	2,863,545	2,930,755
Cash flows from operating activities before changes in working capital	25,057,177	24,645,038	28,653,565

Trade receivables	(2,693,828)	(605,003)	(4,445,298)
Tax receivables	(493,384)	354,575	(725,731)
Trade payables	(1,417,599)	(2,511,938)	7,734,171
Employee benefits	(80,133)	21,150	(5,571)
Taxes paid	(6,079,273)	(4,132,218)	(4,298,919)
Inventory	(457,199)	(1,175,343)	853,821
Other payables and liabilities	660,658	352,673	282,083
Other receivables and assets	(155,020)	64,773	(1,939)
Net cash used by operating activities	14,341,399	17,013,707	28,046,182

INVESTING ACTIVITIES

Intangible assets	(645,502)	(499,561)	(366,959)
Tangible assets	(1,457,810)	(2,106,424)	(2,598,652)
Net cash used by investing activities	(2,103,312)	(2,605,985)	(2,965,611)

FINANCING ACTIVITIES

Repayment of bank borrowings	(4,129,008)	(4,115,579)	(8,724,623)
Financial expenses paid	(5,352,541)	(5,439,611)	(5,063,930)
Lease instalments paid	(802,899)	(919,223)	(1,081,405)
Net cash used by financing activities	(10,284,448)	(10,474,413)	(14,869,958)

NET INCREASE / (DECREASE) IN CASH AND CASH EQUIVALENTS	1,953,639	3,933,309	10,210,613

CASH AND CASH EQUIVALENTS AT START OF YEAR	2,845,747	4,799,386	8,732,695
CASH AND CASH EQUIVALENTS AT END OF YEAR	4,799,386	8,732,695	18,943,308

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statement of Changes in Shareholders’ Equity for the year ended 31 December 2015 (Euro)

X	X	X	X	Reserve for other comprehensive income	X	X	Total shareholders’ equity attributable to the parent company shareholders	Total share-holders’ equity
X	Share capital	Share premium reserve	Other reserves and Retained earnings	Translation reserve	IAS 19	Net profit pertaining to the Group	X	X

Balance at 31 December 2014	18,435,448	103,914,552	490,961	(387,444)	(79,103)	(6,084,856)	116,289,558	116,289,558

Allocation of prior year net profit(loss)	-	-	(6,084,856)	-	-	6,084,856	-	-
	-	-	-	-	-	-	-	-
other movements	(9,246,043)	(85,528,696)	94,774,739	-	-	-	-	-

Total net comprehensive income for the year	-	-	(2)	471,895	51,728	4,366,580	4,890,201	4,890,201
Of which:	-	-	-	-	-	-	-	-
- changes during year in other comprehensive income	-	-	-	471,895	51,728	-	523,623	-
- net profit for year	-	-	-	-	-	4,366,580	4,366,580	-
-Rounding	-	-	(2)	-	-	-	(2)	-

Balance at 31 December 2015	9,189,405	18,385,856	89,180,842	84,451	(27,375)	4,366,580	121,179,759	121,179,759

Other movements: the amounts represented above are due to the statutory merger between Faster S.p.A. (incorporating company) and Polyusus Italia S.p.a. (incorporated company) that took place in 2015. Other movements are representative of the share capital and the share premium reserve of Polyusus Italia S.p.A.

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statement of Changes in Shareholders’ Equity for the year ended 31 December 2016 (Euro)

X	X	X	X	Reserve for other comprehensive income	X	X	Total shareholders’ equity attributable to the parent company shareholders	Total share-holders’ equity
X	Share capital	Share premium reserve	Other reserves and Retained earnings	Translation reserve	IAS 19	Net profit pertaining to the Group	X	X

Balance at 31 December 2015	9,189,405	18,385,856	89,180,842	84,451	(27,375)	4,666,580	121,179,759	121,179,759

Allocation of prior year net profit(loss)	-	-	4,366,580	-	-	(4,666,580)	-	-
	-	-	-	-	-	-	-	-

Total net comprehensive income for the year	-	-	-	(18,338)	(18,562)	7,909,507	7,872,607	7,872,607
Of which:
- changes during year in other comprehensive income	-	-	-	(18,338)	(18,562)	-	(36,900)	-
- net profit for year	-	-	-	-	-	7,909,507	7,909,507	-

Balance at 31 December 2016	9,189,405	18,385,856	93,547,422	66,113	(45,937)	7,909,507	129,052,366	129,052,366

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statement of Changes in Shareholders’ Equity for the year ended 31 December 2017 (Euro)

X	X	X	X	Reserve for other comprehensive income	X	X	Total shareholders’ equity attributable to the parent company shareholders	Total share-holders’ equity
X	Share capital	Share premium reserve	Other reserves and Retained earnings	Translation reserve	IAS 19	Net profit pertaining to the Group	X	X

Balance at 31 December 2016	9,189,405	18,385,856	93,547,422	66,113	(45,937)	7,909,507	129,052,366	129,052,366

Allocation of prior year net profit(loss)	-	-	7,909,507	-	-	(7,909,507)	-	-

Total net comprehensive income for the year	-	-	(1)	(627,199)	14,472	11,007,951	10,395,223	10,395,223
Of which:	-	-	-	-	-	-	-	-
- changes during year in others comprehensive income	-	-	-	(627,199)	14,472	-	(612,727)	-
- net profit for year	-	-	-	-	-	11,007,951	11,007,951	-
-Rounding	-	-	(1)	-	-	-	(1)	-

Balance at 31 December 2017	9,189,405	18,385,856	101,456,928	(561,086)	(31,465)	11,007,951	139,447,589	139,447,589

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

General information, scope of consolidation and accounting policies

General information, statement of compliance and basis of preparation

Faster S.p.A. (“Faster” or “Parent Company”) and its subsidiaries constitute the Faster Group (“Faster Group”). Parent Company Faster S.p.A. has its registered office in Via Ludovico Ariosto 7 – Rivolta d’Adda (CR).

The consolidated financial statements have been prepared in accordance with the International Financial Reporting Standards (IFRS) issued by the International Accounting Standards Board (IASB). All references to IFRS also include all current International Accounting Standards (IAS).

The financial statements have been prepared on a going concern basis as the Board of Directors believes there are no significant doubts over the Group’s ability to operate as a going concern for the next 12 months.

Main accounting policies

Application of new and amended International Financial Reporting Standards

This note contains details of recent amendments and interpretations of IFRS, as well as the issue of new accounting standards. These events have been divided into three categories for the convenience of readers.

The following accounting standards, amendments and IFRS interpretations were applied by the Group for the first time from 1 January 2017:

•

Amendments to IAS 7 “Disclosure Initiative” (published on 29 January 2016): the document aims to provide certain clarification to improve disclosures provided to users of financial statements about an entity’s financial activities (assets and liabilities). In particular, the amendments require that entities shall provide disclosures that enable users of financial statements to evaluate changes in liabilities arising from financing activities. See Note 25 (“Bank Borrowings and Debt Towards Other Lenders (current and non-current)”) for the Company’s reconciliation of financing cash flows to current year debt balances and Note 26 (“Payables to Leasing Companies (current and non-current)”).

Accounting standards, amendments and IFRS and IFRIC interpretations endorsed by the European Union, not applicable on an obligatory basis and not adopted in advance as at 31 December 2017

The Group has not applied the following new and amended Standards which have been issued but are not yet in force.

•

IFRS 15 – Revenue from Contracts with Customers (published on 28 May 2014 and subsequently completed by amendments published on 12 April 2016) is destined to replace IAS 18 – Revenue and IAS 11 – Construction Contracts, as well as interpretations IFRIC 13 – Customer Loyalty Programmes, IFRIC 15 – Agreements for the Construction of Real Estate, IFRIC 18 – Transfers of Assets from Customers and SIC 31 – Revenues-Barter Transactions Involving Advertising Services. The standard introduces a new model of revenue recognition that will apply to all contracts signed with clients except for those that fall within the scope of application of other IAS/IFRS, such as finance leases, insurance contracts and financial instruments.  The key steps in revenue recognition under the new model are:

-	Identify the contract with the customer;

-	Identify the performance obligations in the contract;
-	Determine the price;
-	Allocate the price to the performance obligations in the contract;
-	Recognize revenue when each performance obligation is fulfilled.

The standard is applicable from 1 January 2018. The amendments to the IFRS 15, Clarifications to IFRIC 15 – Revenues from Contracts with Customers have been adopted by the European Union on 6 November 2017. The Directors expect that application of IFRS 15 will not have a significant impact on the amounts recorded as revenue and on the related disclosures reported in the Group’s consolidated financial statements. However, it is not possible to make a reasonable estimate of the effects until the Group has completed a detailed analysis of contracts with customers. The Group has completed a preliminary analysis and no impact has been detected.

•	Final version of IFRS 9 – Financial instruments (published on 24 July 2014). The document includes the results of the IASB project with a view of replacing IAS 39:

-	The standard introduces new criteria for the classification and measurement of financial assets and liabilities;
-

With regard to the impairment model, the new standard requires that credit losses should be estimated based on the expected losses model (rather than the incurred losses model used by IAS 39), using supportable information, available without any expense or unreasonable efforts and including historical, current and forecast information;

-

the standard introduces a new hedge accounting model (increase in the types of transaction eligible for hedge accounting, change of accounting method for forward contracts and options when included in a hedge accounting relationship, changes to the effectiveness test).

The new standard must be applied from annual accounting periods commencing on or after 1 January 2018. The Directors expect application of IFRS 9 to have a significant impact on amounts and disclosures reported in the Group’s consolidated financial statements. However, it is not possible to provide a reasonable estimate of the effects until the Group has completed a detailed analysis.

Indeed, the Group has not completed a detailed analysis in order to understand if they have any impact arising from this standard yet, but the entity could have an impact already detected, not significant, on the credit losses estimated based on the expected losses model.

•

IFRS 16 – Leases (published on 13 January 2016), is destined to replace IAS 17 – Leases and interpretations IFRIC 4 Determining whether an Arrangement contains a Lease, SIC-15 Operating Leases—Incentives and SIC-27 Evaluating the Substance of Transactions Involving the Legal Form of a Lease.

The new standard provides a new definition of lease and introduces a criterion based on control of an asset (right of use) to distinguish lease agreements from contracts for services.  The discriminating characteristics are: the identification of the asset, the right to replace the asset, the right to obtain substantially all economic benefits from use of the asset and the right to direct the use of the asset under the contract.

The standard establishes a single model for the recognition and measurement of lease agreements by the lessee. It provides for the recognition of the leased asset – including under an operating lease – as an asset while also recognizing a financial liability. It also offers the possibility of not recognizing as leases contracts relating to “low-value assets” and leases with a duration of less than or equal to 12 months. In contrast, the Standard does not introduce any significant changes for lessors.

The standard is applicable from 1 January 2019 but early application is permitted, only for companies which applied in advance IFRS 15 - Revenue from Contracts with Customers. The Directors expect that application of IFRS 16 could have a significant effect on the accounting treatment of lease contracts and on the related disclosures in the Group’s consolidated financial statements.

Basis of preparation

Reporting format adopted

The Group provides the following statements in its consolidated financial statements:

•	the statement of comprehensive income which reports costs using a classification based on their destination and highlights intermediate results;
•	the statement of financial position which shows separately non-current and current assets and non-current and current liabilities;
•	the statement of cash flows which reports cash flows from operating activities using the indirect method;
•	statement of changes in consolidated shareholders’ equity prepared in accordance with IAS 1;

The consolidated financial statements and all amounts in the Notes are expressed in Euro (the Group’s functional currency), unless otherwise stated.

Information on the Notes

The Notes directly relating to line items in the statement of comprehensive income and in the statement of financial position are ordered numerically.

“Information on financial risks” (risk management, derivatives and sensitivity analysis) is included in Note 32.

Scope of consolidation and general consolidation principles

Preparation of the consolidated financial statements

The consolidated financial statements include the financial statements of the Company and its subsidiaries. Control is reached when the Parent Company:

•	has power over the investee entity;
•	is exposed to variable returns resulting from its relationship with the investee entity;
•	can exercise its power over the investee entity to affect the amount of its returns.

The Parent Company reviews the requirement of control over an entity whenever facts and circumstances indicate that one or more of the above factors has changed.

The entities are consolidated from the date on which the Parent Company obtains control. Meanwhile, they are deconsolidated from the date on which the Parent Company ceases to exercise control.

Scope of consolidation

The scope of consolidation includes parent company Faster S.p.A. and the following subsidiaries of Faster S.p.A.:

•	FASTER INC - functional currency the “US Dollar”;
•	FASTER HYDRAULICS PVT. LTD – functional currency “Indian Rupee”;
•	FASTER DO BRASIL EQUIPAMENTOS HIDRAULICOS LTD – functional currency “Brazilian Real”;
•	FASTER HYDRAULICS (SHANGHAI) CO. LTD. – functional currency “Yuan”;
•	FASTER GERMANY GMBH – functional currency “Euro”;

Consolidation principles

The consolidation is performed using the line-by-line method. The amounts in the Statement of Financial Position and in the Statement of Comprehensive Income reflect those reported by each Group company, as adjusted and reclassified, where necessary, to bring them into line with IFRS and the classification criteria adopted across the Group.

Translation into Euro of statement of comprehensive income and statement of financial position items denominated in foreign currency

The separate financial statements of each Group company are prepared in the currency of the primary economic area in which they operate (functional currency). For consolidated reporting purposes, the financial statements of each foreign entity are restated in Euro which is the Parent’s functional currency and the reporting currency for the consolidated financial statements.

Financial statements expressed in foreign currency are translated into Euro as follows: assets and liabilities are translated at the reporting date spot rate, income statement items are translated at the average rate for the period. Shareholders’ equity items (both opening shareholders’ equity and subsequent changes, including the net profit/loss for the period) are recorded at the historical exchange rates at the date of the transaction that affected shareholders’ equity. The difference between the amount so obtained and the amount obtained from translation of the same items at current exchange rates is recorded in a specific shareholders’ equity caption titled “Reserve for translation differences” (in relation to translation of financial statements).

The exchange rates applied for the translations described above are as follows:

Currency	Average rate for year 2015
➢ US Dollar	1.11
➢ Indian Rupee	71.18
➢ Brazilian Real	3.70
➢ Chinese Yuan (Renmimbi)	6.97

Currency	31/12/16 rate	Average rate for year 2016
➢ US Dollar	1.05	1.11
➢ Indian Rupee	71.59	74.37
➢ Brazilian Real	3.43	3.86
➢ Chinese Yuan (Renmimbi)	7.32	7.35

Currency	31/12/17 rate	Average rate for year 2017
➢ US Dollar	1.25	1.13
➢ Indian Rupee	76.61	73.53
➢ Brazilian Real	3.97	3.61
➢ Chinese Yuan (Renmimbi)	7.8	7.63

Transactions in foreign currency are accounted for in the functional currency of each entity in the scope of consolidation, applying the exchange rate in force at the transaction date. The difference between that amount and the amount actually paid or received is recorded in the income statement under financial income or expenses.

In more detail, IAS 21 provides that:

•

Monetary amounts in foreign currency, consisting of cash held and assets and liabilities to be received or paid are translated using the reporting date exchange rate; the same procedure applies for financial receivables recorded under fixed assets;

•	Non-monetary amounts measured at historical cost in foreign currency are translated at the exchange rate in force at the transaction date;
•	Non-monetary amounts measured at fair value in foreign currency are translated at the exchange rates in force when fair value is determined or at the exchange rate at the time of measurement.

Specific accounting policies

Business combinations

Business combinations are transactions involving the acquisition of a business with the transfer of control.

The acquisition of a company or assets is accounted for using the acquisition method. The value of the business combination is the total sum of the transaction date fair value of the assets and liabilities acquired, as well as contingent liabilities assumed and equity instruments issued at the transaction date. Acquisition related expenses are recognised in the statement of comprehensive income as incurred. Assets, liabilities and contingent liabilities that meet the requirements of IFRS 3 “Business Combination” are recorded at fair value at the acquisition date, except for non-current assets (or disposal groups) classified as held for sale in accordance with IFRS 5 “Non-current assets held for sale and discontinued operations”, which must be measured at fair value less costs to sell. Any positive difference between the acquisition cost and the portion of the fair value of assets, liabilities and contingent liabilities identifiable upon the acquisition is recorded as Goodwill. Any negative difference is recorded directly in the Income Statement.

Property, plant and equipment

Property, plant, machinery, industrial and commercial equipment and other assets (line item “Property, plant and equipment” which also includes all other tangible assets with a long-term useful life) are recorded at acquisition or construction cost and stated net of accumulated depreciation and any impairment. Cost includes any direct ancillary expenses.

Costs incurred after the initial purchase are only capitalized if they produce an increase in the future economic benefits of the related asset. All other costs are recorded in the income statement when incurred.

Assets consisting of components – of significant amounts – with different useful lives are considered separately when calculating depreciation.

Maintenance expenses which lead to a significant, tangible increase in production capacity or which extend the useful life of an asset are capitalized.

Depreciation is determined on a straight-line basis over the estimated useful lives of the assets. In accordance with IAS 36, the remaining useful life of each asset is periodically reviewed in order to check it is still reasonable in light of any economic or technical deterioration.

The estimated useful lives used are as follows (in years):

➢Plant and machinery	6-7
➢Equipment and motor vehicles	4
➢Furniture and fittings	8-9
➢Loading /Unloading vehicles and electronic equipment	5
➢Lightweight construction and general plant	10

Additions that have not yet been completed at the reporting date are classified under Assets in progress and are not yet depreciated.

Servicing equipment

Tools with a medium/long-term life cycle are included in property, plant and equipment in accordance with the provisions of IAS 16 on servicing equipment.

They are depreciated using the rates applicable to “Equipment” which are considered to reflect their useful lives.

Assets held under finance leases

Assets held by the Group under leases which transfer to the Group substantially all of the risks and rewards of ownership are classified as finance leases.  On initial recognition, the leased asset is measured at an amount equal to the lower of its fair value and present value of the minimum lease payments. Subsequent to initial recognition, the asset is accounted for in accordance with the accounting policy applicable to that asset. Minimum lease payments made under finance leases are apportioned between the finance expense and reduction of the outstanding liability. The finance expense is allocated to each period during the lease term so as to produce a constant periodic rate of interest on the remaining balance of the liability.

Goodwill

Goodwill represents the difference between the acquisition price and the fair value of the identifiable assets and liabilities of investee companies and is recorded in intangible assets under “Goodwill”.

Goodwill is initially recorded at cost. In subsequent periods, as goodwill is an intangible asset with an indefinite useful life, it is not amortized but tested for impairment at least annually or, more frequently, whenever there is an indicator that the asset might have been impaired. It order to test its value, the goodwill is allocated to the Cash Generating Units (or CGUs) which are expected to benefit from combination synergies. The Directors have identified a single CGU given the significant similarities between the various products and different market segments.

If the recoverable amount of the cash generating unit is lower than its carrying amount, the lower amount is first deducted from the goodwill attributed to the CGU and, then, from the individual assets of the CGU in proportion to their carrying amounts. Impairment losses allocated to goodwill cannot be recovered in subsequent periods even if the reasons for the impairment adjustment cease to apply.

Other intangible assets

Other intangible assets purchased or produced internally are capitalized, in accordance with IAS 38, when it is probable that the use of the assets will generate future economic benefits and the cost of the asset can be determined reliably.

These assets are measured at purchase or production cost and amortized on a straight-line basis over their estimated useful lives, if they have a finite useful life. Specifically, useful lives are estimated as follows:

➢Patents	5 years
➢Trademarks/Brands	10 years
➢Other intangible assets	5 years

Research & development costs

General research and development costs are expenses in the period in which they are incurred. However, costs incurred for specific development projects are capitalized insofar that the requirements of IAS 38 are satisfied.

Specifically, intangible assets resulting from development (or the development phase of an internal project) shall be recognized only if the entity can demonstrate the following:

•	the possibility of completing the intangible asset so that it is available for use or for sale;
•	the ability to use or sell the intangible asset;
•	the manner in which the intangible asset will generate future economic benefits;
•	the availability of appropriate technical, financial and other resources to complete the development and for the utilization or sale of the intangible asset;
•	the ability to reliably measure the cost attributable to the intangible asset during its development.

Development costs previously recorded in the income statement cannot be recognized as an intangible asset in a subsequent period. Development costs are amortized over five years, the average useful life of the benefits relating to the new products developed; useful life is periodically reviewed.

Intangible assets acquired upon a business combination

Intangible assets which are acquired upon a business combination and are recorded separately from goodwill are initially recognized at fair value at the acquisition date.

Customer list

The Group’s Customer List is considered a finite life intangible asset. It is amortized on a straight-line basis over an estimated useful life of 20 years, a period considered reasonable in light of the degree of loyalty of the main customers and the length of the existing relationships with them.

The value of the Customer List was determined during the Purchase Price Allocation as at 30 September 2014. If there are indicators of impairment, an impairment test is performed on the Customer List.

Trademarks

The Faster brand is considered a finite life intangible asset. It is amortized on a straight-line basis over its estimated useful life of 10 years, based on an independent appraisal.

The value of the trademark was determined during the Purchase Price Allocation at 30 September 2014.

Impairment of assets

At each reporting date, the Group reviews the carrying amount of its tangible and intangible assets to determine if there are indicators that their value has been impaired. If any such indicators exist, the recoverable amount of the assets is estimated in order to determine the amount of the adjustment required. Where it is not possible to estimate the recoverable amount of an individual asset, the Group estimates the recoverable amount of the cash generating unit to which the asset belongs. Recoverable amount is the greater of net selling price and value in use. When determining value in use, future cash flows after taxation, as estimated based on past experience, are discounted to fair value using a rate that reflects the present market valuation of the value of money and the specific risks relating to the asset. The main assumptions made when calculating value in use regard the discount rate, the growth rate, expected change in selling price and the direct costs trend during the calculation period.

If the recoverable amount of an asset (or a cash generating unit) is estimated as lower than its carrying amount, carrying amount is reduced to recoverable amount and the loss recorded in the income statement. When an impairment adjustment is no longer required, the carrying amount of the asset (or the cash generating unit), except for goodwill, is increased to the new value based on an estimate of recoverable amount but this cannot exceed the net carrying amount the asset would have had if the impairment adjustment had never been made. The reversal of the impairment adjustment is recorded in the income statement.

Financial instruments

Presentation and identification criteria

A financial asset is any asset representing:

➢	cash and cash equivalents;
➢	a contractual right to receive money or another financial asset from another party;
➢	a contractual right to exchange financial instruments with another party on potentially favorable terms;
➢	an instrument representing equity in another entity;
➢	a contract, possibly a derivative, that is or may be settled with instruments representing equity in the entity.

A financial liability is any liability representing a contractual obligation to:

➢	transfer cash or another financial asset to another entity;
➢	exchange financial instruments with another party on potentially unfavorable terms;
➢	a contract, possibly a derivative, that is or may be settled with instruments representing equity in the entity.

An equity instrument is a contract representing a residual interest in the assets of an entity net of its liabilities. For example, it may include shares, quotas or rights to purchase shares or quotas in a company.

The financial instruments held by the Group are included in the following captions:

➢	non-current assets: “Other financial assets” (Non-Current);
➢	current assets: “Trade receivables”, “Other current financial assets” and “Other current assets”;
➢	non-current liabilities: “Borrowing non current”, “Financial lease non current” and “Other non current financial liabilities”;
➢	current liabilities: ““Borrowing current”, “Financial lease current” and “Other current financial liabilities”, “Trade payables” and “Other current liabilities”.

The caption “Cash & banks” includes bank current accounts which may be converted swiftly into cash are not subject to a significant risk of a change in value.

Financial assets represented by debt securities and equity securities are initially recognized on the date of settlement whereas derivatives are recognized on the subscription date.

Upon initial recognition, financial assets held for trading purposes are measured at fair value, not including transaction expenses or income relating to the instrument which are recorded in the income statement.

Measurement

If they have a pre-set maturity date, trade receivables, other receivables, cash and cash equivalents are measured at amortized cost calculated using the effective interest method. When financial assets do not have a pre-set maturity date, they are measured at cost.

Receivables maturing after more than a year, interest-free receivables and receivables bearing interest at below market rate are discounted using market rates. Tests are performed regularly to check for objective evidence that financial assets, taken individually or as part of a group of assets, have suffered an impairment of value. If any such evidence exists, the impairment loss is recorded as an expense in the income statement for the period.

Financial assets held with the intention of being held to maturity are accounted for based on settlement date and, at the time of initial recognition in the financial statements, they are measured at acquisition cost, inclusive of transaction related expenses. After initial recognition, financial assets available for sale and those held for trading are measured at fair value. When market price is not available, the fair value of financial instruments available for sale is measured using the most appropriate valuation methods e.g. analysis of discounted cash flows, performed using market information available at the reporting date. Gains and losses on financial assets available for sale are recorded directly in equity until the financial asset is sold or written down: at that point, cumulative gains or losses, including those previously recorded in equity, are included in the income statement for the period. Gains and losses generated by changes in the fair value of financial instruments held for trading are recorded in the income statement for the period.

Upon first time recognition, trade payables, current financial liabilities and other current liabilities are recorded at fair value (normally represented by the transaction cost), inclusive of transaction-related expenses. Subsequently, except for derivatives, financial liabilities are stated at amortized cost using the effective interest method.

Impairment of financial assets

Financial assets other than those classified in the fair value through profit or loss category are subjected to an impairment test at each reporting date. The recoverability of the value of financial assets is tested in detail for each individual instrument and on a collective basis for groups of similar instruments.

Derecognition of financial assets

The Company derecognizes a financial asset from the financial statements when it transfers the contractual right to receive cash flows relating to the asset or when said right expires.

When a financial asset is transferred, it is necessary to assess the extent to which the risks and rewards of ownership of the financial asset are transferred. In more detail:

➢

if the Company transfers substantially all of the risks and rewards of ownership of a financial asset, it derecognizes the asset transferred and separately records any rights and obligations created or maintained as a result of the transfer;

➢	if the Company maintains substantially all of the risks and rewards of ownership of a financial asset, it continues to recognize the asset.

Derivative instruments

The Group uses derivative instruments, such as contracts for the forward sale of foreign currency, Flexible Forward contracts, IRS Caps and other instruments to hedge the risk of fluctuation in exchange rates and interest rates. These derivatives are initially recognized at cost and restated at fair value at subsequent reporting dates.

The fair value of forward contracts in foreign currency is measured using the forward exchange rates calculated and discounted at the reporting date based on the interest rate curve that coincides with the contract maturities.

The fair value of interest rate contracts is the discounted value of future cash flows estimated based on the interest rate curve for the period in question.

These instruments are utilized with the intention of hedging although there are no written strategic management rules or specific methods and procedures to measure the effectiveness of such operations. Consequently, when preparing the consolidated financial statements, in accordance with IAS 39, these derivatives are measured at fair value through profit or loss (non-hedge accounting).

Inventory

Inventory is measured at the lower of purchase or production cost (determined using the First In First Out method) and the corresponding market value represented by the replacement cost of materials purchased and estimated realizable value for finished goods and WIP (calculated taking account of any manufacturing costs and direct selling costs yet to be incurred). Purchase cost includes costs incurred to bring the assets to their storage location. The production cost of finished goods and WIP includes direct costs and the portion of indirect production costs that may reasonably be allocated to them based on normal utilization of production capacity but excluding financial expenses. WIP has been measured based on production cost during the period, taking account of the percentage of completion of the production activities.

The cost of inventory is determined applying the FIFO method.

Obsolete and slow moving items are written down in relation to their possible future utilization or realization by recording a specific inventory provision. Inventory provisions are reversed in subsequent periods if the reasons for which they were created no longer apply.

Provisions for employee benefits

IAS 19 divides plans that provide for post-employment benefits into defined contribution plans and defined benefit plans, depending on the economic nature envisaged by the contractual terms and conditions:

•

defined contribution plans are post-employment benefit plans under which the Company makes payments to an insurance company or pension fund; the company is not responsible for the risk that, upon maturation of the right, the pension fund or insurance company does not have sufficient funds to pay the benefits to entitled employees;

•

defined benefit plans are post-employment benefit plans under which the Company is obliged to provide employees with the agreed benefits. In this case, both the actuarial risk and the investment risk are borne by the employer.

The employee severance indemnity provision, accruing in favor of employees until 31 December 2006 (effective date of pension reform) and subject to revaluation, may be classified under defined benefit plans; the amount already accruing must be projected forward to estimate the amount payable at the time of termination of the employment relationship and then discounted using the projected unit credit method to take account of the amount of time that will pass before payment is actually made. This calculation method provides for the use of actuarial assumptions of a demographic and financial nature. The actuarial method is used to allocate the current service cost (i.e. the amount of the rights accruing during the period in favor of employees) to “personnel costs” in the income statement while the notional expense the company would incur on the market to raise a loan of an amount equal to the employee severance indemnity is recorded under “Other gains / losses financial”.

Actuarial gains and losses and the related tax effect are recorded directly in the Income Statement under “Other comprehensive income”.

As a result of the reform mentioned above, employee severance indemnity entitlement accruing from 1 January 2007 is considered a defined contribution plan and, therefore, payments made by employees after that date are recorded at nominal amount under liabilities until such time as the Company makes payment to the external pension funds chosen by the employees.

Provisions for risks and charges

Provisions for risks and charges are created to cover losses and liabilities that are certain or probable but whose amount or due date could not be determined at the reporting date.

IAS 37 provides that provision can only be made when the following conditions are respected:

•	the entity has a current obligation as a result of past events;
•	it is likely that a cash outflow will be required to fulfil the obligation;
•	the amount of the obligation can be reliably estimated.

Provisions are recorded at the best estimate of the amount payable to extinguish the obligation at the reporting date, after considering all risks relating to the obligation. If the effect of discounting the amount of the financial resources that will be employed is significant, provisions are determined by discounting future expected cash flows at a rate that reflects the current market valuation of the cost of money over time.

The provisions are periodically updated to reflect changes in cost estimates, realization periods and any discounted amount; changes of estimates of provisions are recorded in the Statement of Comprehensive Income for the period in which the change occurred and allocated to the same Statement of Comprehensive Income caption under which the allocation was previously recorded, up to the amount of the related liability. Any positive excess of the provision for risks reversed compared to the original liability is recorded in the Income Statement under “Other gains / losses operational”.

Provisions for restructuring costs are recorded where the Company has approved a detailed plan and has communicated it to third parties affected.

Revenue recognition

Revenue is recognized in the statement of comprehensive income on an accrual basis; sales of products and services are accounted for at fair value.

Revenue is recorded net of returns, discounts, allowances and bonuses, as well as taxes directly related to the sale of goods and the supply of services.

Revenue from sales is recognized when the Company has transferred all significant risks and rewards of ownership of the goods to the buyer and the amount of the revenue can be reliably determined.

Almost all the shipments of goods are made under ex-works incoterm terms and all the delivery costs are borne by the customers.

Financial income and expenses

Financial income and expenses are recorded in the Statement of Comprehensive Income on an accrual basis. More specifically, interest income and expenses are recorded based on the amount financed and the effective interest rate applicable, which represents the rate that discounts estimated future receipts/payments over the expected life of the financial asset/liability in order to bring them into line with the carrying amount of the asset.

Taxation

Taxes for the year represent an estimate of current and deferred taxes.

Current taxes for the year include all taxes calculated on the Group’s taxable income. They are determined based on a realistic forecast of the taxes payable, applying current tax legislation in each country of residence of the Group companies.

Deferred taxes are the taxes the Group expects to pay or recover on temporary differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax value used when calculating taxable income, based on the tax rates in force when the temporary differences will reverse. Deferred tax liabilities are generally recorded for all taxable temporary differences while deferred tax assets are recognized to the extent that it is considered probable that there will be future taxable income to enable utilization of deductible temporary differences. The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that future taxable income will enable the recovery of all or part of such assets. The related Statement of Financial Position entries are made under “Deferred tax assets” and “Deferred tax liabilities” on the assets and liabilities sides of the Statement of Financial Position, respectively.

Deferred taxes are recorded directly in the Statement of Comprehensive Income except for those relating to items recorded directly in equity, in which case the related deferred taxes are also recorded in equity.

Use of estimates when preparing financial statements

When preparing the consolidated financial statements and accompanying notes in accordance with IFRS, Management has to make estimates and assumptions that have an effect on the amount of the assets and liabilities reported and on disclosures regarding contingent assets and liabilities at the reporting date. The estimates and assumptions used are based on procedures, experience and other factors considered relevant. Actual results could differ from these estimates. Estimates and assumptions are reviewed periodically and the effects of any changes are immediately reflected in the Statement of Comprehensive Income. Estimates are used to measure tangible and intangible assets subjected to impairment tests as described above, as well as to record provisions for bad debts, obsolete inventory, depreciation and amortization, employee benefits, taxes, contingent liabilities and other allocations to provisions. In more detail:

Recoverability of the amount of tangible and intangible assets

The calculation of impairment of tangible and intangible assets as described in the accounting policy “Impairment of assets” requires, when estimating value in use, the use of Business Plans prepared by Group companies which are based on a range of assumptions relating to future events and actions by the Directors of subsidiaries that might not materialize. Meanwhile, when fair value is estimated, assumptions are made in relation to likely future negotiations between third parties based on historical patterns that might not be repeated. Goodwill is the most significant caption that is estimated.

Provisions for bad debts

Receivables are adjusted by the bad debt provision in order to take account of their recoverable amount. When calculating the provision required, the Directors make subjective assessments based on documentation and information available on the ability of debtors to pay, as well as on their past experience and historical trends.

Inventory obsolescence provision

Slow moving and obsolete inventory is periodically examined and provision is made if its recoverable amount is lower than its carrying amount. The provisions are calculated based on Management assumptions and estimates, taking account of past experience and historical results.

Group companies have a specific IT system procedure to perform detailed obsolescence calculations for each inventory item.

Employee benefits

The present value of liabilities for employee benefits depends on a series of factors that are determined using actuarial techniques and making a number of assumptions. These assumptions regard the discount rate, future remuneration increases, mortality rates and resignation rates. Any change in these assumptions could have a significant impact on liabilities for employee benefits.

Taxes

The Group is subject to several different sets of income tax legislation. When determining the Group’s tax liabilities, Management has to assess transactions whose tax consequences are not certain at the reporting date. Moreover, deferred tax assets are measured based on expected earnings in future periods; the assessment of such earnings depends on factors that could vary over time with a significant impact on deferred tax assets.

Contingent liabilities

A contingent liability is:

➢	a possible obligation resulting from past events and whose existence will only be confirmed when one or more uncertain future events not entirely controllable by the Company takes place; or
➢	a current obligation resulting from past events but which is not recorded because:

•	it is improbable that it will be necessary to deploy resources to produce economic benefits to fulfil the obligation; or
•	the amount of the obligation cannot be determined with sufficient reliability.

Contingent liabilities are not recognized. However, if an event is possible but not probable or if it is probable but cannot be quantified, appropriate disclosure is made in the Notes.

Employee incentive plans (cash settled instruments)

The Group does not have any employee incentive plans that may be classified as ‘equity settled instruments’ as described by IFRS 2.

The Group does have employee incentive plans that may be classed as ‘cash settled instruments’ as described by IFRS 2.

These are measured at the fair value of the corresponding liability, measuring the goods and services received by the entity. Until the liability is settled, the entity shall redetermine its fair value at each reporting date. Initial recognition of fair value and any subsequent change is recorded in the Statement of Comprehensive Income with a contra- entry to the corresponding liability, based on the nature of the goods or services provided to the entity.

Different binomial methods are applied depending on the circumstances (binomial distribution or tree, mono-periodic, bi-periodic, multi-periodic).

After the acquisition by Sun Hydraulics Corporation the management of Faster Group determined the cost related to the employee incentive plan and recognized the final value in profit & loss in 2017, as it became certain.

Discretionary decisions when applying accounting standards

When applying the accounting standards, the Directors made the following discretionary decisions with an effect on the amounts reported:

-

in order to avoid excessive volatility in “EBIT”, positive and negative differences resulting from the fair value measurement of derivative financial instruments are recorded under “Other financial income (-) and expenses (+)”.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1–REVENUE

This caption mainly comprises revenue from the sale of finished goods and, to a minor extent, sales of materials (sale of scrap metal from lathing by authorized operators and sales of raw materials or tools to suppliers). There were no sales of services in the three years presented herein.  The caption “Revenue adjustments” includes cash discounts and credit notes issued to customers for price adjustments, volume adjustments, discounts, bonuses or invoicing errors. “Revenue” is detailed in the following table:

Values are expressed in Euro

	2015	2016	2017
Gross revenue from sale of goods	89,496,548	90,313,920	105,248,510
Revenue adjustments	(1,767,102)	(1,147,962)	(250,888)
Revenue from sale of materials	298,853	263,657	7,844
Revenue from sale of scrap	1,312,593	1,125,006	1,805,115
Revenue from sale of tools	298	1,672	-
Sundry revenue other than the above	87,518	88,419	104,633

Total	89,428,708	90,644,712	106,915,214

“Gross revenue from sale of goods” sub-caption is broken down by geographical areas in the following table:

Values are expressed in Euro

	2015	2016	2017
ITALY	8,663,081	9,158,958	10,664,432
EUROPE	37,523,827	36,717,564	43,418,410
REST OF THE WORLD	43,309,640	44,437,398	51,165,668

Total	89,496,548	90,313,920	105,248,510

NOTE 2–COST OF GOODS SOLD – MATERIALS AND PROCESSES

This caption includes cost of goods sold relating to purchases of raw materials and components, as well as costs for internal and external manufacturing processes. The Group carries out three main manufacturing processes: mechanical works, treatment and assembly.

Costs incidental to materials include freight costs and customs duties on goods inward, as well as inventory write-downs and reversals are based on a review of the obsolescence provision.

The caption is detailed in the following table:

Values are expressed in Euro

	2015	2016	2017
Costs for raw materials and components	22,873,908	21,800,839	28,065,539
Costs related to materials (freight and other)	1,201,024	(213,084)	500,593
Costs for external manufacturing processes	7,434,506	7,640,420	8,349,164
Costs for internal manufacturing processes	8,050,821	8,458,748	8,461,679
Labor costs	9,243,507	9,501,030	10,664,804

Total	48,803,766	47,187,953	56,041,779

NOTE 3–COST OF GOODS SOLD – DEPRECIATION, AMORTIZATION AND WRITE-DOWNS

This caption includes depreciation, amortization and write-downs included in cost of goods sold. These costs are included in the cost of manufacturing processes but we prefer to show them separately given their non-cash nature.

The caption is broken down in the following table:

Values are expressed in Euro

	2015	2016	2017
Amortization of intangible assets	6,244,136	6,310,700	6,259,752
Depreciation of tangible assets	2,859,714	2,863,545	2,930,755

Total	9,103,850	9,174,245	9,190,507

NOTE 4–DISTRIBUTION COSTS

This caption includes the distribution cost of products, including expenses for the internal shipping departments, external logistics services, variable commission expenses, customs duties and freight costs for the delivery of goods from Group sites to customers and for the transfer of goods between (and on) Group sites.

The caption is broken down in the following table:

Values are expressed in Euro

	2015	2016	2017
Customs duties	810,574	760,834	799,699
Commission	140,385	165,303	349,487
Freight	1,754,697	1,859,278	2,611,344
Internal logistics and shipping costs	3,314,143	3,587,448	3,903,134

Total	6,019,799	6,372,863	7,663,664

“Internal logistics and shipping costs” sub-caption includes personnel costs of Euro 3,203,353 for 2017, Euro 2,962,280 for 2016, and Euro 2,668,096 for 2015.

NOTE 5–SELLING COSTS

This caption includes the cost of the sales organization and the commercial activities of the sales force. It includes internal and external personnel costs as well as travel, marketing and commercial consultancy costs plus costs incurred to participate at trade fairs, exhibitions and sales events, in general.

The caption is analyzed in the following table:

Values are expressed in Euro

	2015	2016	2017
Other selling costs	2,323,404	2,043,224	1,886,162
Costs for the internal sales force	2,437,591	3,677,484	3,585,315

Total	4,760,995	5,720,708	5,471,477

The cost of the internal sales force consists of personnel costs.

NOTE 6–ADMINISTRATIVE AND STAFF COSTS

This caption includes organization, management, administrative and staff costs in general. It includes the cost of internal personnel in the accounting/admin, HR, IT, procurement, insurance, quality, general services and secretarial departments, as well as the fees of governance bodies (external auditors, statutory auditors and others) and for legal, tax, IT, staff recruitment, and training services.

It also includes telephone costs, Internet costs, postage and other costs typical of administrative and staff activities.

The caption is detailed in the following table:

Values are expressed in Euro

	2015	2016	2017
Directors’ fees	643,638	465,270	1,957,977
Other costs for administrative and staff activities	2,885,964	2,417,178	2,772,960
Costs for administrative and HQ personnel	2,690,762	3,211,674	3,652,420

Total	6,220,364	6,094,122	8,383,357

Directors’ fees includes the costs calculated according to IFRS 2 for each reporting period. These costs arise from employee incentive plans classified as ‘cash settled instruments’.

For more detail refer to the paragraph for ‘Employee incentive plans’ contained in the Note 30 (Other liabilities).

NOTE 7–RESEARCH AND DEVELOPMENT COSTS

This caption includes the cost of the R&D organization and activities including internal personnel costs, as well as patent registration and renewal expenses and all other expenses incurred for R&D activities.

The caption is detailed in the following table:

Values are expressed in Euro

	2015	2016	2017
Other R&D costs	185,927	233,610	315,838
Costs for R&D personnel	1,176,859	1,214,191	1,355,226

Total	1,362,786	1,447,801	1,671,064

NOTE 8–OTHER OPERATING INCOME AND EXPENSES

This caption includes operating income and expenses such as gains and losses on disposals, reimbursements for legal cases won and expenses for legal cases lost, allocations to the bad debt provision, operating subsidies from government bodies and any penalties imposed by them, allocation to provisions for risks not attributable to a specific cost and utilization of provisions for risks (only insofar as in excess of the corresponding liability), other minor operating income and expenses.

The caption is detailed in the following table:

Values are expressed in Euro

	2015	2016	2017
Other operating expenses	216,447	94,449	181,984
Other operating income	(845,222)	(340,933)	(303,438)

Total	(628,775)	(246,484)	(121,454)

NOTE 9–FINANCIAL INCOME

This caption includes income from the Group’s current and non-current assets such as royalties income, rental income, dividends from associated companies, interest income on guarantee deposits, cash deposits and cash equivalents. Essentially, it includes any income generated by the Group and resulting from its employment of resources in assets of any kind. This income does not relate to the Group’s operating activities which primarily regard the manufacture and sale of its products. It primarily consists of financial income on guarantee deposits and other minor amounts.

The caption is detailed in the following table:

Values are expressed in Euro

	2015	2016	2017
Income from current assets	(23,110)	(9,251)	(9,891)
Income from non-current assets	(2,678)	(2,378)	(2,816)

Total	(25,788)	(11,629)	(12,707)

   NOTE 10–FINANCIAL EXPENSES

This caption includes financial expenses on bank borrowing, debt towards other lenders and leasing companies – including the amortized cost effect in terms of IAS 39 – as well as any financial expenses incurred for trading in currency, interest rate and other derivatives (e.g. premiums / discounts on forward sales). It also includes periodical differentials on financial instruments settled in cash.

The caption includes a small amount of interest expenses on tax payments.

It is detailed in the following table:

Values are expressed in Euro

	2015	2016	2017
Financial expenses on other liabilities	452,945	645,016	679,471
Financial expenses on bank borrowing, debt to other lenders and leasing debt	4,996,185	4,765,972	4,390,826
Debt to other lenders and leasing debt	23,072	13,968	10,189

Total	5,472,202	5,424,956	5,080,486

NOTE 11–OTHER FINANCIAL INCOME AND EXPENSES

This caption includes the positive and negative differentials maturing in each period on the fair value of financial instruments arranged in order to hedge fluctuation in exchange rates and interest rates and on other derivatives in general.  In fact the Group uses exchange rate and interest rate hedging instruments but has opted for ‘non hedge accounting’. Therefore, it expenses changes in the fair value of the financial instruments used to the Statement of Comprehensive Income for each period.

A decrease in positive fair value represents a financial expense while a decrease in negative fair value represents financial income.

The caption is detailed in the following table:

Values are expressed in Euro

	2015	2016	2017
Exchange losses	4,699,672	1,833,852	1,804,573
Exchange gains	(2,131,818)	(1,208,053)	(3,228,242)
Effects of exchange rate changes on USD Loans	(1,203,253)	(379,680)	1,430,985
Negative diff. in fair value of financial instruments	748,132	408,958	14,790
Positive diff. in fair value of financial instruments	-	(793,888)	(2,441,485)

Total	2,112,733	(138,811)	(2,419,379)

NOTE 12–TAXATION

This caption of the Statement of Comprehensive Income includes deferred tax income and expenses, direct taxes on income, any tax penalties and any amounts allocated to provisions for risks regarding direct taxation.

Tax expenses incurred during the years presented are shown in the following table:

Values are expressed in Euro

	2015	2016	2017
Deferred taxes	(3,369,966)	(2,521,817)	(951,465)
Direct income taxes	5,220,767	4,231,298	5,909,934
Direct income taxes – penalties	9,395	-	-

Total	1,860,196	1,709,481	4,958,469

The Company’s applicable Italian statutory tax rate is equal to the IRES and IRAP combined tax rate applicable in the jurisdiction within Italy where the Company’s head office is registered. Income taxes reported differ from the amount computed by applying the statutory rates to earnings before income taxes. The reconciliation is as follows:

Values are expressed in Euro

	2015	2016	2017
EBT	6,226,776	9,618,988	15,966,420
Italian Statutory Rate	31,4%	31,4%	27,9%
Expected Income Tax Expense at Statutory Rate	1,955,207	3,020,362	4,454,631
RECONCILING ITEMS
Foreign rate differential (1)	(645,661)	(1,913,939)	(113,225)
Non-deductible expenses (2)	532,859	573,015	588,993
Other permanent differences	17,791	30,043	28,070
Income Tax Expense	1,860,196	1,709,481	4,958,469

(1)	The foreign rate differential arises due to subsidiaries’ taxes paid in jurisdictions with lower corporate tax rates
(2)	Other non-deductible expenses refer to personnel costs that are permanently not deductible for IRAP purposes (3.9% tax rate)

This note also includes details of the following Statement of Financial Position captions regarding tax receivables and payables, as well as details of deferred tax assets and liabilities:

TAX RECEIVABLES (current and non-current)

Values are expressed in Euro

	2016	2017
Direct tax receivables	613,515	935,652
Indirect tax receivables	562,939	966,533
Tax receivables – current	1,176,454	1,902,185

Total	1,176,454	1,902,185

TAX PAYABLES (current and non-current)

Values are expressed in Euro

	2016	2017
Other tax payables	614,926	666,762
Direct tax payables	365,436	2,018,235
Tax payables – current	980,362	2,684,997

Total	980,362	2,684,997

DEFERRED TAX ASSETS

Significant components of the Company’s deferred income tax balances at December 31, 2017 and 2016 were as follows (Note the Company has no unrecognized deferred tax assets to be disclosed):

Values are expressed in Euro

DTA Category	2015	Credited / (charged) to net earnings	Foreign exchange on translation	2016
Risk Provisions’ Accrual	174,620	(125,382)		49,238
Inventory provision	818,076	(173,729)		644,347
Unrealized exchange gains/losses	445,912		34,325	480,237
Profit in stock	101,117	339,309		440,426
Intangible Assests	656,452	891		657,343
Share-based premium	76,394	176,065		252,459
Business Combination effects	1,676,563	(407,572)		1,268,991
Other		107,594		107,594
	3,949,134	(82,824)	34,325	3,900,635

Values are expressed in Euro

DTA Category	2016	Credited / (charged) to net earnings	Credited / (charged) to other comprehensive income	Foreign exchange on translation	2017
Risk Provisions’ Accrual	49,238	462,000			511,238
Inventory provision	644,347	25,126			669,473
Unrealized exchange gains/losses	480,237			(236,297)	243,940
Profit in stock	440,426	(84,890)			355,536
Intangible Assests	657,343	(164,108)			493,235
Share-based premium	252,459	(236,870)			15,589
Business Combination effects	1,268,991	(220,694)			1,048,297
Other	107,594	116,778	89,050		313,422
	3,900,635	(102,658)	89,050	(236,297)	3,650,730

Deferred tax assets have been recognized following an assessment of the probability that, in future tax periods, there will be sufficient taxable income to enable recovery of the deferred tax assets. Deferred tax assets on tax loss carryforward represents a very limited amount equal to 62,385 USD (Euro 52,018 with the exchange rate as of December 31st 2017) related to US tax losses carried forward.

DEFERRED TAX LIABILITIES

Values are expressed in Euro

DTL Category	2015	Credited / (charged) to net earnings	Credited / (charged) to other comprehensive income	Foreign exchange on translation	2016
Unrealized exchange gains/losses	100,242			21,646	121,888
Amortization of trademark	9,263,156	(1,142,431)			8,120,725
IAS 19	24,761		(5,719)		19,042
PPA Allocation on Trademark	12,208,068	(1,975,375)			10,232,693
Other	(387,294)	566,464	(188,147)		(8,977)
FIFO Inventory	40,619	(40,619)			-
	21,249,552	(2,591,961)	(193,866)	21,646	18,485,371

Values are expressed in Euro

DTL Category	2016	Credited / (charged) to net earnings	Credited / (charged) to other comprehensive income	Foreign exchange on translation	2017
Unrealized exchange gains/losses	121,888			(121,723)	165
Amortization of trademark	8,120,725	(1,015,090)			7,105,635
Hedge Contract		369,953			369,953
IAS 19	19,042		(4,570)		14,472
PPA Allocation on Trademark	10,232,693	(587,165)			9,645,528
Other	(8,977)	63,605			54,628
	18,485,371	(1,168,697)	(4,570)	(121,723)	17,190,381

NOTE ON CONTINGENT ASSETS

The following is noted with regard to contingent assets which have not been recognized in the financial statements as they are not certain. For now, the Parent Company has performed its IRES corporate income tax computation for 2017 without taking account of the potential benefits from the ACE (Aiuto Crescita Economica – Economic Growth Assistance) and “Patent Box” regimes.  Through its external advisors, the Parent Company is taking all available measures to obtain said tax benefits which are currently under review and awaiting finalization.

If the ACE and “Patent Box” tax benefits are obtained, wholly or partially, the Parent Company will assess whether or not to recompute the IRES due for 2017 and prior years. The maximum benefit in relation to both types of tax relief is around Euro 3.0 million assuming 100% positive feedback in relation to the applicable legislative provisions.

NOTE 13–OTHER COMPREHENSIVE INCOME

This caption includes:

➢

the portion relating to the reporting period of exchange differences arising from the translation into Euro of foreign currency financial statements of subsidiaries in accordance with paragraph 83(g) of IAS 1;

➢	the portion relating to the reporting period of actuarial gains and losses determined in accordance with IAS 19;
➢	the deferred tax income/expense effect on the respective portion of actuarial gains and losses for the period.

The Group has shown “Other comprehensive income” reporting separately those items that will be subsequently recycled through profit & loss from those that will not. Only “Actuarial gains (and losses)” will not be potentially be recycled through profit & loss if the related liabilities are settled, wholly or partially.

NOTE 14–PROPERTY, PLANT AND EQUIPMENT (and other tangible assets)

This caption includes the historical cost and accumulated depreciation of all tangible assets (property, machinery, plant and equipment and other tangible assets with a long-term useful life).

The balances included in this caption are detailed in the following table:

Values are expressed in Euro

	2016	2017
Plant and machinery	15,207,880	15,895,636
Equipment and molds	7,553,409	8,686,655
Other tangible assets	3,911,725	4,153,603
(Accum. Depn. – Plant and machinery)	(12,133,224)	(12,516,290)
(Accum. Depn. – Equipment and molds)	(6,192,852)	(6,784,670)
(Accum. Depn. – Other tangible assets)	(2,711,722)	(3,013,117)
LEASING – Plant and machinery	13,563,682	13,838,764
LEASING – Equipment and molds	500,981	794,981
LEASING – Other tangible assets	868,267	880,236
(LEASING Accum. Depn. – Plant and machinery)	(11,213,821)	(11,390,730)
(LEASING Accum. Depn. – Equipment and molds)	(250,414)	(381,134)
(LEASING Accum. Depn. – Other tangible assets)	(460,068)	(572,954)
Total	8,643,843	9,590,980

The following tables contain details of movements on net tangible assets (owned outright by the Group following direct purchase) in 2016 and 2017:

Values are expressed in Euro

	Plant & Machinery	Equipment & Molds	Other Tangible Assets
Balance at 31-12-2015	3,188,379	1,259,047	982,877
Increases	777,888	815,779	567,868
Decreases	(8,606)	(38,754)	(19,065)
Depreciation	(883,005)	(675,515)	(331,677)
Balance at 31-12-2016	3,074,656	1,360,557	1,200,003

Values are expressed in Euro

	Plant & Machinery	Equipment & Molds	Other Tangible Assets
Balance at 31-12-2016	3,074,656	1,360,557	1,200,003
Increases	1,056,568	1,329,015	307,752
Decreases	(13,569)	(84)	(11,311)
Depreciation	(738,309)	(787,503)	(355,958)
Balance at 31-12-2017	3,379,346	1,901,985	1,140,486

Increases during the period mainly regard purchases of machinery for use in internal mechanical engineering processes and molds. Decreases in “plant and machinery” form part of the routine replacement of mechanical engineering machinery.

The following tables contain details of movements on net tangible assets (held under finance leases) in 2016 and 2017:

Values are expressed in Euro

	Plant & Machinery - Fin. Lease	Equipment & Molds - Fin. Lease	Other Tangible Assets - Fin. Lease
Balance at 31-12-2015	2,723,349	115,137	309,445
Increases	407,197	217,500	235,944
Decreases	-	(8,828)	(17,769)
Depreciation	(780,685)	(73,242)	(119,421)
Balance at 31-12-2016	2,349,861	250,567	408,199

Values are expressed in Euro

	Plant & Machinery - Fin. Lease	Equipment & Molds - Fin. Lease	Other Tangible Assets - Fin. Lease
Balance at 31-12-2016	2,349,861	250,567	408,199
Increases	879,000	294,000	45,002
Decreases	(8,481)	-	-
Depreciation	(772,346)	(130,720)	(145,919)
Balance at 31-12-2017	2,448,034	413,847	307,282

Also in the case of assets held by the Group under finance leases, increases for the period regard purchases of machinery for internal mechanical engineering processes and cars for commercial activities.

The total amount of tangible asset owned outright by the Group following direct purchase and held under finance leases represents the carrying amount in the statement of financial position.

Presence of restrictions

The medium/long-term loans disbursed to the Group during the reporting period (and described in more detail in Note 25 to “Bank borrowing and debt towards other lenders”) provide for a restriction on most Statement of Financial Position Assets (captions “Property, plant and equipment” and “Inventory”) in the form of a special lien granted to the lending banks. The Group cannot grant any other securities – in the form of pledges, mortgages, liens or other forms of guarantee – on its assets, although this does not affect the possibility of granting such guarantees where required by law or where specifically provided for in the loan agreement, as described in more detail in Note 25.

NOTE 15–GOODWILL

The carrying amount of the net amounts reported and the recoverable amount are detailed in the following table:

Values are expressed in Euro

	2016	2017
Goodwill	119,559,236	119,559,236

Total	119,559,236	119,559,236

No goodwill balances are subject to exchange differences. The Group comprises a single operating segment and cash generating units (CGU).

Pursuant to IAS 36, goodwill is not amortized but tested annually for impairment or, more frequently, whenever specific events and circumstances indicate the possibility of impairment. The impairment test is performed by comparing the net carrying amount and the recoverable amount. The recoverable amount is determined as the greater of the fair value less costs to sell and the value in use.

For these purposes, the value in use for 2017 was estimated based on the following assumptions:

a)

Revenue projection: the Group uses specific market studies purchased from specialists, its own market forecasts and analysis of available historical data. The 2018 budget is based on specific analysis following a ‘bottom-up’ approach. The Business Plan was prepared using a “top- down” approach. The market studies show global growth in demand for agricultural equipment with a CAGR of slightly above 5.0% for the five years 2015-2019 and over. The market studies also show increased global demand for earth moving equipment with a CAGR of slightly below 5% for the five years 2015-2019 and over.

Over the five year period 2013-2017, the Faster Group’s net revenue recorded a CAGR of +5.6% (gross revenue +5.8%) (3.2% for 2016 – gross revenue +3.21% for 2016); for the three years from 2015 to 2017, net revenue recorded a CAGR of +7.6% (+7.3% for gross revenue)(2.3% for 2016 – for gross revenue +2.4% for 2016). In the first three years covered by the Business Plan (2018-2020), a CAGR of +6.4% (13.9% for 2019) is projected for net sales revenue (+7.0% for gross revenue) (+13.9% for gross revenue 2016).

Generally speaking, Faster management believes it can achieve a higher rate of growth than forecast by market studies thanks to four main factors:

-	the development of new products
-	the development of specific new projects alongside customers
-	penetration of new geographical areas
-	attention to the commercial organization.

b)

EBITDA projection: in the three-year Business Plan period, EBITDA shows a CAGR of +8.82% (18.4% for 2016) thanks to projected revenue growth and operating leverage available to the Group. In the five-year period 2013-2017, the Group’s EBITDA recorded a CAGR of +12.29% (6.8% for 2016) (in the four years 2014-2017, it was 8.58%) (in the four years 2013-2016, it was 10%);

c)

Cash flow projection: future cash flows refer to a three-year period and all future periods have been determined based on the perpetual return method. Cash flow for the years ahead is a normalized terminal amount based on the third specific year of the Business Plan and it has been used to obtain an estimate of future results beyond the time period specifically considered. When estimating value in use, terminal value was determined based on a long-term growth rate (g-rate) of 0.0% (0.0% for 2016);

d)

Other significant Business Plan assumptions: it has been assumed that there will be no renegotiation of existing loan or arrangement of new sources of financing. The Business Plan has been developed based on the existing consolidation perimeter by no assuming acquisitions (on stand-alone basis).

e)

Determination of WACC: the WACC used to discount cash flows after taxation is 9.02% (7.94% for 2016). This rate reflects the current market valuation in terms of return on equity and cost of debt. The weighted average cost of capital was determined using the capital asset pricing model (“CAPM”). An unlevered beta of 0.95 (0.99 for 2016) was used and the debt/equity ratio was extrapolated from an analysis of a Group of comparable companies operating in the industry, giving a levered beta of 1.02 (1.08 for 2016). Return on equity amounts to 9.63% (8.51% for 2016). The cost of debt was determined at 3.09% (2.63% for 2016). It has been used a tax rate of 24% valid from 2017 (27.5% till 2016);

f)

Simulations and sensitivity analysis: as required by IFRS and by valuation practice, we also developed a ‘downside case’ which shows a sales CAGR of +3.51% for the period 2018-2020 (4.2% for the period 2017-2019). This growth rate is slightly below market studies currently available to the Group for the specific market of quick-release couplings and multi-connections. This ‘break-even scenario’ shows growth below the market studies of demand for agricultural and earth moving equipment, as described above. A sensitivity analysis was also performed combining the two Business Plan scenarios and the two main input variables (i.e. “g” rate and WACC discount rate). Processing the data, a total of twelve different scenarios are obtained, six of them relating to the approved five year plan (projection for three years 2018-2020) and six relating to the ‘downside case’:

Sensitivity analysis of Business Plan approved by the Board of Directors on 19 July 2017

➢	g = -1% the Group should not record any impairment adjustment (same for 2016);
➢	g = +1% the Group should not record any impairment adjustment (same for 2016);
➢	WACC = -1% the Group should not record any impairment adjustment (same for 2016);
➢	WACC = +1% the Group should not record any impairment adjustment (same for 2016);
➢	g -1% e WACC +1% the Group should not record any impairment adjustment (same for 2016);
➢	g +1% e WACC -1% the Group should not record any impairment adjustment (same for 2016).

Sensitivity analysis of “downside case”

➢	g = -1% the Group should record an impairment adjustment of Euro 17.3 mln (12.9 mln for 2016);
➢	g = +1% the Group should not record any impairment adjustment (same for 2016);
➢	WACC = -1% the Group should not record any impairment adjustment (same for 2016);
➢	WACC = +1% the Group should record an impairment adjustment of Euro 20.4 mln (23.6 mln for 2016);
➢	g -1% e WACC +1% the Group should record an impairment adjustment of Euro 34.2 mln (39.5 mln for 2016);
➢	g +1% e WACC -1% the Group should not record any impairment adjustment (same for 2016).

In light of the information currently available and the Group’s historical information, the following are considered improbable: a negative revenue growth in the Business Plan years (negative g-rate); a further increase in the discount rate WACC; and revenue growth below market forecasts over the three-year Business Plan period (‘downside case’). It is even more improbable that more than one of the above will occur simultaneously. We believe that there is no impairment of goodwill and that it is correctly reported in the ‘Consolidated statement of financial position’ at its recoverable amount.

The Directors had to make assumptions and estimates when determining the recoverable amount of goodwill as reported in the ‘Consolidated statement of financial position’. In fact, the estimate was based on profit and cash flow forecasts. It should, however, be noted that the uncertainty regarding any future event – and whether they will occur at all or their timing and amount - means that there could be variances between actual and forecast amounts, even where the events forecast in relation to the assumptions used to make profit and cash flow forecasts do occur. The Group will constantly monitor events and circumstances that could lead to impairment.

NOTE 16–TRADEMARKS

This caption is analyzed in the table below:

Values are expressed in Euro

	2016	2017
Trademarks	28,919,960	25,188,352

Total	28,919,960	25,188,352

The following changes in trademarks occurred in 2016 and 2017:

Values are expressed in Euro

	2016	2017
Beginning of year	32.651.568	28.919.960
Amortisation	3.731.608	3.731.608
End of year	28.919.960	25.188.352

The fair value of trademarks was determined at 30 September 2014 upon the Purchase Price Allocation. The Parent Company’s internal valuation is adequately supported by a specific appraisal performed during 2015 by specialist, external appraisers.

The Company Trademark was initially valued at Euro 36,383,174 gross. The appraisal report prepared by the external advisors was based on the ‘Relief from Royalty’ method which bases the valuation of a trademark/brand on the future revenue flows that may be generated by royalties, considering existing agreements or making an estimate based on parameters that may be obtained from a market approach.

NOTE 17–OTHER INTANGIBLE ASSETS

Other intangible assets are analyzed in the following table:

Values are expressed in Euro

	2016	2017
Other intangible assets, net	38,210,505	36,049,320

Total	38,210,505	36,049,320

   Changes in Other intangible assets in the last two reporting periods were as follows:

Values are expressed in Euro

	2016	2017
Beginning of year	40,290,036	38,210,505
Increases	501,176	366,959
Decreases	1,614	-
Amortisation	2,579,093	2,528,144
End of year	38,210,505	36,049,320

This caption mainly includes the “Customer List” and, to a residual extent, the Group’s software licenses and implementation costs.

The fair value of the Customer List was measured on 30 September 2014 upon the Purchase Price Allocation.

NOTE 18–OTHER FINANCIAL ASSETS (non-current)

This caption consists almost entirely of guarantee deposits paid by Group companies to the respective owners of leased/rented properties. The financial assets included in this caption have been discounted to take account of their medium/long- term maturity.

The amounts included in this caption are detailed in the following table:

Values are expressed in Euro

	2016	2017
Guarantee deposit paid	530,207	526,357
Long-term hedging instruments (interest)	8,129	-
Long-term hedging instruments (currencies)	-	182,361

Total	538,336	708,718

NOTE 19–INVENTORY

Inventory is detailed in the following table:

Values are expressed in Euro

	2016	2017
Gross inventory of raw materials	583,497	659,376
Gross inventory of components	14,068,168	12,963,815
Gross inventory of WIP	2,190,373	4,035,221
Gross inventory of finished goods	10,419,262	8,607,743
Gross inventory of tools and spare parts	2,104,585	2,141,996
(Inventory obsolescence provision)	(3,618,020)	(3,576,273)

Total	25,747,865	24,831,878

The following table contains details of movements on the inventory obsolescence provision during 2016 and 2017:

Values are expressed in Euro

Inventory obsolescence provision
Balance at 31-12-2015	4,073,506
Allocated	161,338
Utilized	(616,824)
Balance at 31-12-2016	3,618,020
Allocated	136,788
Utilized	(178,535)
Balance at 31-12-2017	3,576,273

NOTE  20–TRADE RECEIVABLES

The amounts included in Trade Receivables are detailed in the following table:

Values are expressed in Euro

	2016	2017
Trade receivables from sale of goods	14,887,659	19,305,356
(Provision for doubtful debts)	(708,472)	(702,181)

Total	14,179,187	18,603,175

The increase in trade receivables is due to the higher level of revenue towards the end of 2017 than in 2016.

See the specific note on the credit risk – under “Information on financial risks” – for more details about receivables by geographical area, the bad debt provision, receivables maturity dates and other information.

NOTE  21–FINANCIAL INSTRUMENTS AND OTHER FINANCIAL ASSETS (current)

The amounts included in this caption are detailed in the following table:

Values are expressed in Euro

	2016	2017
Short-term hedging instruments (currencies)	-	1,353,899
Short-term hedging instruments (interest)	6,864	204
Total	6,864	1,354,103

For more details regarding the exchange rate risk and the interest rate risk, see the Note headed “Information on financial risks”.

NOTE  22–OTHER ASSETS (current)

This caption is detailed in the following table:

Values are expressed in Euro

	2016	2017
Other current assets	402,919	404,858

Total	402,919	404,858

The balance includes receivables from social security and pensions authorities (INPS, INAIL and similar institutions in the countries of residence of the subsidiaries) plus sundry receivables and temporary deposits and down payments.

NOTE  23–CASH AND CASH EQUIVALENTS

The amounts included in this caption are detailed in the following table:

Values are expressed in Euro

	2016	2017
Cash and cash equivalents	8,732,695	18,943,308

Total	8,732,695	18,943,308

The balance consists entirely of amounts held in bank current accounts.

NOTE 24–SHAREHOLDERS’ EQUITY

See the Statement of Changes in Consolidated Shareholders’ Equity for details of share capital, reserves and results balances and movements thereon.

SHARE CAPITAL

The Parent Company’s share capital has been wholly paid and it consists of 9,189,405 ordinary shares with a nominal par value of Euro 1.00 each.   The Extraordinary Meeting of the Parent Company Shareholders, held on 27 September 2017 (see documents by notary Giuseppe Antonio Michele Trimarchi, in Milan, no. 18381/7270), resolved to split the share capital into two separate share categories:

-	9,097,511 category A ordinary shares;

-	91,894 category B ordinary shares without voting rights, except in case of share capital increases. They retain identical rights in terms of participation in profits or losses.

NOTE  25–BANK BORROWING AND DEBT TOWARDS OTHER LENDERS (current and non-current)

The balances included in this caption are detailed in the following table:

Values are expressed in Euro

	2016	2017
Bank loans	4,301,798	5,154,351
Bank borrowing to finance working capital	1,402,117	98,511
Bank borrowing to finance working capital – interest	24,227	17,706
Current portion	5,728,142	5,270,568
Bank loans	76,742,439	67,728,187
Non-current portion	76,742,439	67,728,187

Total	82,470,581	72,998,755

Bank Loans (Loan Facility from pool of banks)

A breakdown of the principal of the loan disbursed on 30 September 2014 from a pool of five banks (Unicredit Spa, Société Générale, Intesa Sanpaolo Spa, IKB Deutsche Industriebank AG, Milan branch and GE Capital Interbanca S.p.A), coordinated by Banca IMI Spa, as co-arranger, and by Unicredit Bank AG, Milan branch, as agent bank, is provided below.

In 2017, the Parent Company made the following principal repayments:

a)	Euro 3,516,464 on Facility A1
b)	Euro 1,391,128 on Facility A2

During the period, the Parent Company made further principal repayments – defined by the loan agreement as ‘Excess Cash Flow’ repayments – as follows:

a)	Euro 544,897 on Facility A1
b)	Euro 215,564 on Facility A2
c)	Euro 931,176 on Facility B1
d)	Euro 465,588 on Facility B2
e)	Usd 393,670 (Euro 349,680 at historical exchange rate) on Facility TLB1

At the end of 2017, the Facilities showed total outstanding amounts of Euro 74,937,684 as follows:

a)	Facility A1 of Euro 15,227,793, repayable in increasing six-monthly instalments with the last repayment due on 30 September 2020 (amount due within a year - Euro 4,153,034);
b)	Facility A2 of Euro 6,024,182, repayable in increasing six-monthly instalments with the last repayment due on 30 September 2020 (amount due within a year - Euro 1,642,959);
c)	Facility B1 of Euro 28,979,965 subject to a bullet repayment due on 30 September 2021;
d)	Facility B2 of Euro 14,489,983 subject to a bullet repayment due on 30 September 2021;
e)	Facility B1 of Usd 12,251,763 subject to a bullet repayment on 30.09.2021 (Euro 10,215,762 at the reporting date exchange rate);

Interest is payable on Facilities A1, A2, B1 and B2 (Euro portion) at a variable rate equal to the variable Euro 3 month rate (Euribor 3m) plus a fixed spread which differs for each tranche of the loans.

Facility B1 (amount in US Dollars) is subject to interest at the variable Libor 3 month rate plus a fixed spread.

Movements on Bank Loans

Movements on bank borrowing and debt towards other lenders in 2016 are shown in the following table:

Values are expressed in Euro

					Non cash changes
	2015	Repayments	Debt for interest of previous year	Total bank borrowing repayments	From long to short term	Foreign exchange moviments	Amortising Cost	2016
Bank loans	2,789,627	(3,579,974)		(3,579,974)	4,685,484	379,680	26,981	4,301,798
Bank borrowing to finance working capital	1,757,581	(355,464)		(355,464)				1,402,117
Bank borrowing to finance working capital – interest	38,153	(38,153)	24,228	(13,925)				24,227
Current portion	4,585,361	(3,973,591)	24,227	(3,949,363)	4,685,484	379,680	26,981	5,728,142
Bank loans	80,912,777	(166,216)		(166,216)	(4,685,484)	-	681,361	76,742,439
Non-current portion	80,912,777	(166,216)	-	(166,216)	(4,685,484)	-	681,361	76,742,439

Total	85,498,138	(4,139,807)	24,227	(4,115,579)	-	379,680	708,342	82,470,581

Financial expenses paid				(5,439,611)
Lease installments paid				(919,223)

Net cash used by borrowing activities				(10,474,413)

The table above represents the cash and non-cash movements on Bank Loans during 2016.

Movements on bank borrowing and debt towards other lenders in 2017 are shown in the following table:

Values are expressed in Euro

					Non cash changes
	2016	Repayments	Debt for interest of previous year	Total bank borrowing repayments	From long to short term	Foreign exchange moviments	Amortising	2017
Bank loans	4,301,798	(5,668,052)		(5,668,052)	7,909,841	(1,430,985)	41,750	5,154,351
Bank borrowing to finance working capital	1,402,117	(1,303,606)		(1,303,606)				98,511
Bank borrowing to finance working capital – interest	24,227	(24,227)	17,706	(6,521)				17,706
Current portion	5,728,142	(6,995,885)	17,706	(6,978,179)	7,909,841	(1,430,985)	41,750	5,270,568
Bank loans	76,742,439	(1,746,444)		(1,746,444)	(7,909,841)	-	642,032	67,728,187
Non-current portion	76,742,439	(1,746,444)	-	(1,746,444)	(7,909,841)	-	642,032	67,728,187

Total	82,470,581	(8,742,329)	17,706	(8,724,623)	-	(1,430,985)	683,782	72,998,755

Financial expenses paid				(5,063,930)
Lease installments paid				(1,081,405)

Net cash used by borrowing activities				(14,869,958)

The table above represents the cash and non-cash movements on Bank Loans between 2016 and 2017.

Bank borrowings to finance working capital

In 2017, the Group used additional bank borrowing to finance working capital in the form of advances on invoices issued in Italy and in other countries and advances on notes receivable from the banks. At the reporting date, utilization of these facilities totaled Euro 96,351 and they were subject to market interest rates for financial instruments of this type.

At 31 December 2017, the Group also had payables of Euro 2,160 towards Factoring companies in relation to receivables factored with recourse.

NOTE  26–PAYABLES TO LEASING COMPANIES (current and non-current)

This caption is analyzed in the following table:

Values are expressed in Euro

	2016	2017
Payables to leasing companies – current	797,418	988,407
Payables to leasing companies – non-current	1,594,967	1,518,762

Total	2,392,385	2,507,169

Movements during the reporting periods on payables to leasing companies are shown in the following tables:

Values are expressed in Euro

	2015	Changes	Increase (new lease)	Payments	2016
Payables to leasing companies – current	765,448	623,614	327,579	(919,223)	797,418
Payables to leasing companies – non-current	1,731,804	(669,899)	533,062	-	1,594,967

Total	2,497,252	(46,285)	860,641	(919,223)	2,392,385

Values are expressed in Euro

	2016	Changes	Increase (new lease)	Payments	2017
Payables to leasing companies – current	797,418	781,845	490,549	(1,081,405)	988,407
Payables to leasing companies – non-current	1,594,967	(803,659)	727,454	-	1,518,762

Total	2,392,385	(21,814)	1,218,003	(1,081,405)	2,507,169

A reconciliation between the total of future minimum lease payments as of 31 December 2017 and their present value is presented here after:

Values are expressed in Euro

	Payments	Not later than one year	Later than one year and not later than five year
Payables to leasing companies	2,507,169	988,389	1,518,780
Payables to leasing companies (NPV)	2,405,015	971,152	1,433,863

There are no future minimum lease payments later then five years.

For details of the maturity dates of future instalments included in “Payables to leasing companies (current and non-current)” and for all additional information, see the Note containing “Information on financial risks” on the liquidity risk and the interest rate risk.

NOTE  27–FINANCIAL INSTRUMENTS AND OTHER FINANCIAL LIABILITIES (current and non-current)

The amounts included in this caption are detailed in the following table:

Values are expressed in Euro

	2016	2017
Hedging instruments (interest)	-	-
Hedging instruments (exchange rate)	861,259	-
current	861,259	-
Hedging instruments (interest)	-	-
Hedging instruments (exchange rate)	43,966	-
Non-current	43,966	-

Total	905,225	-

For more details of “Financial instruments and other financial liabilities (current and non-current)”, see the Note containing “Information on financial risks” on the exchange rate risk and the interest rate risk.

NOTE  28–EMPLOYEE BENEFITS (non-current)

The amounts included in this caption are detailed in the following table:

Values are expressed in Euro
	2016	2017
Gross TFR/Employee severance indemnity	4,819,197	5,225,938
(Advances on TFR)	(3,823,612)	(4,230,920)
IAS effects on TFR	84,587	79,583

Total	1,080,172	1,074,601

“Advances on TFR/Employee Severance Indemnity” mainly includes receivables from the INPS Treasury Fund. IAS effects on the TFR provision are determined in accordance with IAS 19.

“IAS effects on TFR” in the above tables include both the notional interest expense and the actuarial gain/loss.

The TFR entitlement accruing in favor of employees until 31 December 2006 (effective date of pension/TFR reform) is considered a defined benefit plan. IAS 19 requires the calculation of all liabilities towards employees at the date on which their employment relationship will terminate and the discounting of this liability at the reporting date using actuarial methods.

The actuarial simulations have been performed using the projected unit credit method determining:

➢	the Past Service Liability;
➢	the Service Cost;
➢	changes in liabilities due to changes in the plan or events leading to a reduction in personnel (Curtailment/Settlement);

➢	the interest cost resulting from actuarial liabilities;
➢	Actuarial gains/losses

The valuation techniques were applied based on the following assumptions for 2017:

➢	Annual rate of increase in TFR: 2.625% (2.625% in 2016)
➢	Rate of TFR advances: 4.00% (4.00% in 2016)
➢	Employee turnover rate: 2.50% (2.50% in 2016)
➢	Annual discount rate : 1.30% (1.31% in 2016)

(the 2017 discount rate was based on the IBoxx Eurozone Corporate AA index with a duration of 10+ years at 31 December 2017, in line with the duration of the collectivity in question for Group TFR in 2017)

We note that external advisors have performed a specific sensitivity analysis based on changes in the turnover rate (+1% and -1%) (+1% and -1% in 2016), the inflation rate (+0.25% and -0.25%) (+0.25% and -0.25% in 2016) and the discount rate (+0.25% and - 0.25%) (+0.25% and - 0.25% in 2016). Based on the sensitivity analysis, the minimum liability is Euro 1,051,373 (Euro 1,054,908 in 2016) while the maximum liability is Euro 1,098,689 (Euro 1,106,421 in 2016).

The analysis also determined that the average financial duration of the obligation is 10.0 years (10.1 in 2016).

It also determined estimated future payments over the next five years: Euro 99,330 in year one (Euro 69,950 in 2016), Euro 64,131 in year two (Euro 65,838 in 2016), Euro 61,257 in year three (Euro 62,913 in 2016), Euro 100,514 in year four (the highest payout expected) (Euro 60,094 in 2016) and Euro 52,788 in year five (the lowest payout expected) (Euro 93,652 in 2016).

NOTE  29–PROVISIONS

The amounts included in this caption are detailed in the following table:

Values are expressed in Euro

	2016	2017
Provisions for risks – short-term	422,400	342,806

Total	422,400	342,806

Provisions for risks are created in respect of probable liabilities. They relate to lay-off indemnity for agent, a labor lawsuit at the Parent Company and other minors. Management believes it is probable that the liabilities will materialize in the short-term.

Values are expressed in Euro

Provisions for risks and charges
Balance at 31-12-2015	1,008,314
Allocated	52,865
Utilized	(638,779)
Balance at 31-12-2016	422,400
Allocated	65,192
Utilized	(144,786)
Balance at 31-12-2017	342,806

The amount allocated to provisions for risks and charges in 2016 mainly regards a dispute arising during the year between the Parent Company and third parties; it involves a liability considered probable and estimated at Euro 40,000. The remainder of the amount allocated refers to risks regarding the Group’s agents.

Utilization of provisions for risks in 2016 mainly refers to settlement of a tax dispute over the 2004 tax year in relation to which the Parent Company reached a settlement with the Tax Authorities and agreed to pay Euro 556,118. The remainder of the amount utilized referred to the reversal of provisions made for contingent tax risks relating to exports (to Brazil); these risks no longer apply.

The amount allocated to provisions for risks and charges in 2017 mainly regards a dispute arising during the year between the Parent Company and third parties for a previous employment relationship; it involves a liability considered probable and estimated at Euro 43,909.  The remainder of the amount allocated refers to risks regarding the Group’s agents.

Utilization of provisions for risks in 2017 mainly refers to settlement of an agency relationship termination and of another lawsuit arisen during 2016 between the Parent Company and a third party.

Description of possible risks

The amount provided represents the best estimate of probable liabilities, as calculated based on information in the Group’s possession at the reporting date and taking account of subsequent events. No provision has been made for liabilities that are only possible and whose amount or due date are highly uncertain. At present, the Group is unaware of any liabilities that are merely possible.

NOTE 30–OTHER LIABILITIES (current)

The amounts included in this caption are detailed in the following table:

Values are expressed in Euro

	2016	2017
Other current liabilities	136,479	292,945
Social/Pension contributions payable	807,204	841,659
Payables to employees – salaries	862,637	2,554,307
S/T deferred personnel costs – contributions	474,034	618,863
S/T deferred personnel costs – remuneration	1,777,639	2,286,956

Total	4,057,993	6,594,730

The caption consists almost exclusively of liabilities for personnel costs (salaries, social contribution, short- term deferred expenses) and, to a residual extent, in “Other current liabilities”, it includes liabilities towards the Directors for fees accruing but not yet paid, premiums due to insurance companies and minor amounts due to third parties.

EMPLOYEE INCENTIVE PLAN

The Group has in place employee incentive plans that are classified as ‘cash settled instruments’ in terms of IFRS 2.

These instruments consist of bonuses to be recognized to the managers under the form of income from employment and the related contracts have been in place since 2015. In 2017 the fair value of the total liability has been measured at Euro 1,813,167, that is the result of the product between the investment of each employee and a “bonus multiplier”. The amount of the bonuses is calculated for 15 employees.

The amount of the bonuses is set between minimum and maximum amounts which are always subject to satisfaction of all conditions imposed by the contractual mechanism. Up to the reporting period 2016 the fair value of the instruments had been valued by using a simplified binomial method.

The amount of the bonuses became more clearly determinable by means of the signed share purchase agreement for the sale of the entire share capital of Polyusus Lux IV Sarl (“Polyusus Lux”). The signature of the share purchase agreement represented the fulfillment of the conditions to which the bonuses were subject to, at least in terms of most precise quantification. Although the bonuses’ payment is still subject to the completion of the share purchase agreement (payment of purchase price and withdrawal of shares), the Directors consider the bonuses as a probable liability, now clearly quantifiable, on behalf of the Parent company. Income from employment and related social contribution are the two parts composing the total amount of bonuses. The fair value of the liability related to bonuses is higher in 2017 compared to prior years, during which the related quantification could have been based just on estimates.

See Note 10 for the impact into the Statement of Comprehensive Income for the year 2016 and 2017.

NOTE 31–TRADE PAYABLES

The amounts included in this caption are detailed in the following table:

Values are expressed in Euro

	2016	2017
Trade payables on purchases & services	10,171,644	17,945,815

Total	10,171,644	17,945,815

Similar comments apply to the trade payables balance as to the trade receivables balance above. The following table contains a breakdown of “Trade payables” by geographical area:

Values are expressed in Euro

	2016	2017
ITALY	9,705,611	17,065,400
EUROPE	80,318	187,959
REST OF THE WORLD	385,715	692,456

Total	10,171,644	17,945,815

At 31.12.2017, trade payables (before advances and payments on account) were broken down by maturity date as follows:

Values are expressed in Euro

	Not Due	<30	<60	<90	<120	<180	>180
Total trade Payables	15,504,591	2,426,444	8,454	907	1,441	13	3,965

Main part of overdue trade receivables within “30 days” are related to suppliers whose debt is overdue by three days as of December 31st 2017 and they have been paid in the first week of January 2018.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Risk management, derivatives and sensitivity analysis

NOTE 32–INFORMATION ON FINANCIAL RISKS

Guarantees and commitments

Values are expressed in Euro

	2016	2017
Guarantees given	9,216,961	9,216,961
Third party assets held by the company	208,827	208,827
Total	9,425,788	9,425,788

Guarantees given at 31 December 2017 included:

a)A pledge of shares in Faster S.p.A. with a nominal value of Euro 9,189,405;

b)A pledge of shares in US company Faster Inc. Corp. with a nominal value of Euro 27,556.

Third party assets held by the Group include molds belonging to customers.

The notional amounts of derivatives are reported below, paragraph “Interest rate risk management”.

Financial instruments relating to debt items

In accordance with the “Loan Facility from a pool of banks” agreement, the Parent Company has arranged the three “Interest rate cap” agreements. These three agreements hedge the interest rate risk. For further details, see the later note on “Management of the interest rate risk’.

Categories of financial instruments

Pursuant to IFRS 7, the following table contains a breakdown of financial instruments into the categories provided for by IAS 39:

Values are expressed in Euro

Financial assets	2016	2017
Financial instruments and other financial assets
Financial instruments and other financial assets	6,864	1,354,103
Cash and cash equivalents
Cash and cash equivalents Assets at amortized cost	8,732,695	18,943,308
Other non-current financial assets	538,336	708,718
Tax receivables	1,176,454	1,902,185
Other assets	402,919	404,858
Trade receivables	14,179,187	18,603,175
Non-current tax receivables	-	-
Fair value through P&L
Hedging agreements – interest	14,993	204
Hedging agreements – exchange rates	-	1,536,260
Fair value through comprehensive income
Derivatives	-	-

Please consider that Hedging agreements – interest is divided between “Derivatives hedging interest - non current – Euro 8 thousands – in Other non current Financial Assets” and “Derivatives hedging interest – current – Euro 7 thousands – in Financial instruments and Other current Financial Assets”.

Values are expressed in Euro

Financial liabilities	2015	2016	2017
Fair value through P&L
Hedging agreements – interest	-	-	-
Hedging agreements – exchange rates	1,377,509	905,225	-
Fair value through comprehensive income
Derivatives
Amortized cost
Bank borrowing and debt to other lenders non-current	80,912,777	76,742,439	67,728,187
Non-current payables to leasing companies	1,731,804	1,594,967	1,518,762
Bank borrowing and debt to other lenders – current	4,585,361	5,728,142	5,270,568
Current payables to leasing companies	765,448	797,418	988,407
Current tax payables	687,417	980,362	2,684,997
Other liabilities	3,554,603	4,057,993	6,594,730
Trade payables	12,327,762	10,171,644	17,945,815

Risk management policies

The Group is exposed to financial risks regarding its operating activities, mainly as follows:

➢	the credit risk, with particular reference to normal trade relations with customers;
➢	the market risk, in relation to volatility in raw materials prices, exchange rates and interest rates;
➢	the liquidity risk which may result in the inability to raise the financial resources needed to guarantee the Group’s operating activities;

The Parent Company coordinates activities involving access to capital markets. It is the only Group company authorized to arrange derivative instruments and also assesses and manages indirectly the financial risks relating to transactions carried out by the Group companies. The Group seeks to minimize the effect of these risks by using derivative financial instruments.

The Group does not enter into any contracts for financial instruments for speculative purposes.

The following sections consider four types of risk:

➢	credit risk (trade receivables);
➢	liquidity risk;
➢	interest rate risk;
➢	exchange rate risk;

Credit risk management

The credit risk is the risk that a third party debtor will be unable to fulfil its obligations resulting in a financial loss for the Group.

The Group classes the credit risk as limited because of:

a)	the low concentration of credit risk on any single debtor given the large number of customers;
b)	the low concentration of the credit risk in geographical terms as customers are well spread over different countries;
c)	the partial concentration of the credit risk on groups with a global reputation and which are leaders in their respective segments (solidity of customers on which certain risks are concentrated);
d)	the low percentage of bad debts suffered even though the global economic situation has been unfavorable.

In order to minimize the credit risk, the Group carefully monitors overdue receivables on a weekly basis. At 31 December 2016 and 2017, gross trade receivables were analyzed by geographical area as follows:

Values are expressed in Euro

	2016	2017
ITALY	1,892,196	3,073,293
EUROPE	5,218,354	6,784,894
REST OF THE WORLD	7,068,637	8,744,988

Total	14,179,187	18,603,175

Total receivables from “countries at risk” represent around 0.22% of total gross trade receivables (countries at risk are those with a Standard & Poor’s rating of B- or lower: Barbados, Belarus, Belize, Burkina Faso, Congo, Egypt, El Salvador, Ghana, Iraq, Lebanon, Mongolia, Mozambique, Ukraine, Venezuela). Trade receivables from Italian customers represent around 19.6% of gross trade receivables.

Italy is not considered a “country at risk”.

The two main customer groups account for around 29% of gross trade receivables but this is not considered a risk factor as they are global leaders in their respective business segments.

Meanwhile, the remaining trade receivables are well spread across different groups and individual legal entities.

At 31 December 2017, trade receivables were analyzed by maturity date as follows:

Values are expressed in Euro

	Not Due	<30	<60	<90	<120	<180	>180
Total trade receivables for sales of goods	14,592,758	1,173,155	1,053,946	558,397	213,463	243,952	767,504

Liquidity risk management

The Group has implemented appropriate liquidity risk management. This involves management of cash and short, medium and long-term borrowing.

Liquidity risk management is achieved by maintaining adequate reserves of cash, credit facilities and cash, as well as by monitoring current and forecast cash flows and matching the maturity dates of financial assets and liabilities.

In 2017, the Group used additional lines of working capital finance as advance payments on export invoices and notes. At the reporting date, these lines of finance were utilized in the amount of Euro 96,351 and are remunerated at market rates of interest for instruments of the same type.

The following table has been based on the undiscounted cash flows for financial liabilities from the first repayment date. The table includes cash flows for both the debt principal and interest at the various maturity dates.

Values are expressed in Euro

	2018	2019	2020	2021	2022
Bank borrowing and debt to other lenders
Loan Facility A1	4,153,034	5,191,293	5,883,465	-	-
Loan Facility A1 - Interest	532,973	387,617	205,921	-	-
Loan Facility B1	-	-	-	28,979,965	-
Loan Facility B1 – Interest	1,231,649	1,231,649	1,231,649	923,736	-
Loan Facility A2	1,642,959	2,053,698	2,327,525	-	-
Loan Facility A2 – Interest	210,846	153,343	81,463	-	-
Loan Facility B2	-	-	-	14,489,983	-
Loan Facility B2 – Interest	615,824	615,824	615,824	461,868	-
Loan Facility TLB1 USD	-	-	-	10,215,762	-
Loan Facility TLB1 USD - Interest	632,702	632,701	632,702	474,527	-
Loan MPS	-	-	-	-	-
Loan MPS - interest	-	-	-	-	-
Sub-tot cash flows	9,019,987	10,266,125	10,978,549	55,545,841	-
Payables to leasing companies
Payables to leasing companies	988,389	720,497	388,920	284,668	124,685
Payables to leasing companies – interest	68,119	41,264	21,689	11,122	3,388
Sub-tot cash flows	1,056,508	761,761	410,609	295,790	128,073

Total cash flows	10,076,495	11,027,886	11,389,158	55,841,631	128,073

Financial liabilities will be repaid out of cash flows generated by operating activities.

At the end of 2014, the Group arranged a new bank loan, more details of which are provided in Note 25 ‘Bank borrowing and debt towards other lenders’.

This new loan, as signed in September 2014 with a pool of banks, is subject to four covenants, all of which were respected at the reporting date. They refer to the following ratios:

➢	Net Finance Charges Cover: 6.74 (test > 4.00);
➢	Net Debt Cover: 1.94 (test < 3.10);
➢	Cash Flow cover: 2.56 (test > di 1) ;
➢	Capex: Euro 4.24 million (test < Euro 4.50 million).

The supplier risk is the possibility that a supplier causes and economic and functional loss through failure to fulfil its contractual obligations. The Group directly manages this risk in relation to suppliers considered strategic by following a careful procurement policy focusing on the identification of possible alternative sources of supply. Trade payables are generally settled after 90-120 days. No interest is due on trade payables. The Group manages its liquidity in such a way as to ensure that payables are settled on their due dates.

See Note 31 for a breakdown of the Group’s trade payables by geographical area and maturity date.

Translation risk management

The Group’s consolidated financial statements are exposed to the translation rate risk derived from the conversion into Euros of the financial information of the subsidiary companies whose functional currency is not the Euro (translation risk).

The exchange rate risk management policy is based on systematically hedging the exposure to which the Group companies are exposed, while translation risk is not hedge.

The Group is exposed to the translation risk regarding the Yuan, US dollar, Rupee and Real as those are the functional currencies of subsidiaries as disclosed in the section ‘Scope of Consolidation’ herein. Gains and losses in translation due to fluctuations in exchange rates are recorded in other comprehensive income as ‘Exchange difference from translation of foreign operations.’

Exchange rate management

The main currency – other than the Euro – to which the Group is exposed is the US Dollar in relation to its trade receivables in the United States (intercompany balances from the US subsidiary) and to bank loans denominated in USD.

In 2017, the Group’s Treasury Division used forward currency contracts to hedge 90% of the USD sales made during the year.

On a Group level, contracts in foreign currency are only used to hedge future currency transactions while seeking to match the maturity date of the hedging agreement with the “nominal” maturity date of the receivable.

The Group arranged a foreign currency loan in 2014 as described in more detail in Note 25 “Bank borrowing and debt towards other lenders”. It has not entered into any contracts to hedge the exchange risk regarding said loan.

Exchange rate hedging agreements

The Group has entered into flexible forward contracts in currency to hedge the exchange rate risk resulting from future transactions in US Dollars.

The following table shows exchange rate hedging agreements at the reporting date:

USD	Euro equiv.	Fair value Euro	Average Rate	Amount in USD
31/12/2017	24,180,095	1,536,260	1.1456	27,700,000
31/12/2016	17,347,563	(905,225)	1.1241	19,500,000
31/12/2015	38,701,748	(1,377,509)	1.1395	44,100,000

Sensitivity analysis of exchange rate risk for foreign currency hedging agreements

The contracts for the forward sale of currency are measured with reference to the forward exchange rates listed on official markets and implicit return curves in listed interest rates that match the contract maturity dates. The sensitivity analysis shows the income statement effect of a 10% increase (= weakening) or a 10% decrease (= strengthening) in the exchange rate.

Positive figures below indicate the positive fair value effect expected on the income statement where the local currency weakens by 10% compared to the benchmark rate.

If the local currency strengthens by 10% against the other currency, there will be an opposite income statement effect and the amounts shown below will be negative.

Values are expressed in Euro

	2016			2017
	Increase of 10%	Decrease of 10%	Change	Increase of 10%	Decrease of 10%	Change
Income Statement effect
Forex hedging agreements	130,928	(920,762)	1,051,690	616,520	(4,716)	621,236

Interest rate risk management

The Group is exposed to the interest rate risk as its debt includes variable rate loans linked to Euribor and Libor rate trends. This means it is exposed to the interest rate risk in relation to future interest payments on the various loans.

The interest rate risk is hedged primarily by means of Interest Rate Cap agreements negotiated with leading banks with the aim of transforming the interest rate from variable rate to fixed rate.

In accordance with the loan agreement for the “Loan Facility from Pool of Banks” signed in 2014, the Group has arranged three Interest Rate Cap agreements (two in Euro and one in Usd) to hedge the interest rate risk. The hedging contract in Usd expired exactly at the reporting date 31 December 2017. The two remaining hedging contracts have a total notional value of Euro 46,000,000 at the reporting date.

31/12/2017	Cap Rate	Rate	Notional Euro	Fair value Euro
Interest Rate Cap - UNICREDIT Euro	Cap rate 0,5%	Euribor 360	23,000,000	102
Interest Rate Cap - SOGEN Euro	Cap rate 0,5%	Euribor 360	23,000,000	102
			46,000,000	204

Sensitivity analysis on interest rate risk regarding Interest Rate Cap agreements

A sensitivity analysis has been performed for the Interest Rate Cap only.

A 50bps increase / decrease in the forward rate curve at each benchmark date was assumed and the resulting changes in fair value were determined :

Values are expressed in Euro

	year 2018			5 yrs 2018-2021
	Rate up 0,5%	Rate Down 0,5%	Maximum range of change	Rate up 0,5%	Rate down 0,5%	Maximum range of change
Income Statement effect
Interest Rate Cap	230,000	-	230,000	438,182	-	438,182

Given the particular interest rate situation during the period and the hedging instruments arranged by the Group, the simulations were actually performed based on the following intervals:

➢	The reduction in the Euribor interest rate based on the “0.5% rate decrease” scenario was actually performed using 0.0% as the potential minimum rate, starting from the Euribor rate of -0.33%;
➢

The increase in the Euribor interest rate based on the “0.5% rate increase” scenario was actually performed using 0.5% as the maximum interest rate (covered by the Interest Rate Cap), commencing from the Euribor rate of -0.33%;

The analysis shows that there is a low risk of any positive or negative fluctuation in the fair value of the interest rate hedging instruments.

Sensitivity analysis of variable rate financial payables

The following sensitivity analysis was performed on the variable rate debt in place at 31 December 2017.

The analysis was performed considered the average level of debt during the year net of hedges going forward. A 50bps increase or decrease is used for the interest rate risk reports provided to management and represents the possible and reasonable variation in interest rates with all other variables remaining constant. The 50bps increase and decrease shown in the table may be considered reasonable as the rate can never decrease to less than zero.

The analysis going forward covers the first year after the reporting period i.e. 2018 and the entire five-year period 2018-2022 of cash flows (see table in liquidity risk section):

Values are expressed in Euro

	year 2018			5 yrs 2018-2021
	Rate up 0,5%	Rate Down 0,5%	Maximum range of change	Rate up 0,5%	Rate down 0,5%	Maximum range of change
Income Statement effect (gross)
Financial cost of variable rate debt	346,635	(63,615)	410,249	1,220,543	(218,337)	1,438,880
Income Statement effect (after hedging)
Financial cost of variable rate debt	116,635	(63,615)	180,249	782,361	(218,337)	1,000,698

Given the particular interest rate situation during the period and the hedging instruments arranged by the Group, the simulations were actually performed based on the following intervals:

➢	The reduction in the Euribor interest rate based on the “0.5% rate decrease” scenario was actually performed using 0.0% as the potential minimum rate, starting from the Euribor rate of -0.33%;
➢	The decrease in the Libor interest rate based on the “0.5% rate decrease” scenario was actually performed using 1.6934% as the minimum interest rate, starting from the Libor rate of 1.1934%;
➢

The increase in the Euribor interest rate based on the “0.5% rate increase” scenario was actually performed using 0.5% as the maximum interest rate (covered by the Interest Rate Cap), commencing from the Euribor rate of -0.33%;

➢

The increase in the Libor interest rate based on the “0.5% rate increase” scenario was performed starting from the Libor rate of 1.6934% and arriving at a presumed rate of 2.1934% as the maximum rate covered by the Interest Rate Cap is 1.50%.

The analysis shows that there is a low risk of a negative income statement effect due to an increase in interest rates as most financial payables/debt are hedged at a rate of Euribor 0.5%. The particular financial situation with interest rates close to zero only produces a modest favorable income statement effect in case of a rate reduction as rates cannot, by contract, fall below 0.0%.

Hierarchical levels of fair value measurement

IFRS 13 requires that financial instruments stated at fair value in the financial statements be classified based on a hierarchy with three levels that reflect the level of input used in determining the fair value. The following levels must be shown:

➢	Level 1 – quoted prices on an active market for the asset or liability being measured;
➢	Level 2 – inputs other than the quoted prices per level 1 that may be observed directly (prices) or indirectly (derived from prices) on the market;
➢	Level 3 – inputs based on observable market data

The following table shows assets and liabilities measured at fair value at 31 December 2017 and 31 December 2016, by hierarchical level of fair value measurement (fair value is the differential between the notional amount and the measurement method adopted for assets and liabilities)

Values are expressed in Euro
	2015	2016	2017
	Fair Value	Fair Value	Fair Value
Forex hedging agreements	LEVEL 2	(905,225)	1,536,260
Interest Rate Cap	LEVEL 2	14,994	204

NOTE 33–EVENTS AFTER THE REPORTING PERIOD

On 18 February 2018, the board of directors of Polyusus Lux (100% owner of Faster S.p.A) signed a share purchase agreement for the sale of the entire share capital of Polyusus Lux from the Polyusus Lux shareholders to Sun Hydraulics Corporation, a world leader company for engineering and production of hydraulic products and electronic solutions.

The agreement was completed (executed) on 5 April 2018.